As filed with the Securities and Exchange Commission on January 28, 2011

Registration No. ______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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AIVTECH INTERNATIONAL GROUP CO.
(Exact name of registrant as specified in its charter)

Nevada	3651	N/A
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

1305 East, Hightech Plaza, Phase 2, Tian'An Cyber Park
FuTian District, ShenZhen City, GuangDong Province, China
Telephone: +86 (139) 2349-3889
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Val-U-Corp Services, Inc.
1802 North Carson Street. Suite 108
Carson City, NV 89701
Tel. No.: (800) 555-9141
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Gregg E. Jaclin, Esq.
Yarona Y. Liang, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel. No.: (732) 409-1212
Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share	2,513,334(1)	$3.00	$7,540,002	$875.39

Common Stock, $0.001 par value per share, issuable upon exercise of investor warrants	251,334(3)	$4.00	$1,005,336	$116.72

Common Stock, $0.001 par value per share, issuable upon exercise of placement agent warrants	50,267(4)	$4.00	$201,068	$23.34

Total	2,814,935		$8,746,404	$1,015.54

              (1) Represents the total number of common shares issued to certain accredited investors in the registrant’s private placement of 2,514,334 units. Each unit consists of (i) one share of the Registrant’s common stock, $0.001 par value per share, and (ii) one warrant to purchase one-tenth (1/10) share of common stock at an exercise price of $4.00 per share.

              (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The proposed maximum offering price is determined by the offering price of the common shares in the private placement completed on December 29, 2010.

              (3) Represents the number of common shares issuable upon the exercise of the investor warrants at an exercise price of $4.00 per share.
              (4) Represents the number of common shares issuable upon the exercise of the placement agent warrants at an exercise price of $4.00 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JANUARY 28, 2011

2,814,935 Common Shares

AIVTECH INTERNATIONAL GROUP CO.

This prospectus relates to the resale by the selling stockholders named in this prospectus of up to 2,814,935 shares (the “Shares”) of our common stock, par value $0.001 per share, including (i) 2,513,334 shares of our common stock issued in the private placement, (ii) 251,334 shares of common stock issuable upon exercise of the investor warrants, at an exercise price of $4.00 per share (the “Investor Warrants”), and (iii) 50,267 shares of our common stock issuable upon exercise of the placement agent warrants (the “Placement Agent Warrants,” and collectively, the “Warrants”). The Shares were issued to the selling stockholders in a private placement transaction which was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

We completed a $7,540,000 private placement of our securities to accredited investors at $3.00 per unit, with each unit consisting of (i) one share of the our common stock, $0.001 par value per share, and (ii) one warrant to purchase one-tenth share of our common stock at an exercise price of $4.00 per share. The placement agent received compensation of: (i) a cash fee equal to two percent (2%) of the gross proceeds received by us in connection with the Private Placement, (ii) five-year warrants to purchase shares of our common stock equal to two percent (2%) of the shares of common stock issued in the Private Placement (the “Placement Agent Warrants”), and (iii) reasonable expenses relating to the Private Placement. Our net proceeds, after payment of the placement agent fees and expenses, were approximately $7.4 million.

The selling stockholders may offer all or part of their Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The common stock trades on the Over-the-Counter Bulletin Board under the symbol “ECOH”.  The stock has very limited trading activity, however, the last trade occurred on January 27, 2011 and 1,150 shares sold at $2.03 per share.  We will not receive any of the proceeds from the Shares by the selling stockholders, but we will receive funds from the exercise of the Warrants if and when those Warrants are exercised on a cash exercise basis. We are paying all of the registration expenses incurred in connection with the registration of the Shares, but we will not pay any of the selling commissions, brokerage fees and related expenses. No liquid public market currently exists for our Common Stock and there can be no assurance that an active trading market will develop, or if an active market does develop, that it will continue.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMITTEE NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus Is:  _____________, 2011

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision .

Business Overview

AIVtech International Group Co. (“we,” “us,” “our,” “AIVtech,” or the “Company”) was incorporated pursuant to the laws of Nevada on December 18, 2007 under the name of Ecochild Inc. On May 12, 2010, pursuant to a share exchange agreement (the “Exchange Agreement”), we completed the acquisition of AIVtech Holding (Hong Kong) Limited (“AIVtech-HK”).

AIVtech-HK is a holding company incorporated under the laws of Hong Kong on November 4, 2005 with subsidiaries engaged in manufacturing casual furniture audio series, multimedia speakers, and LED. ShenZhen AIV Electronics Company Limited (“AIVtech-Shenzhen”) was incorporated on October 26, 2004 under the laws of the People’s Republic of China, which we refer to as China or the PRC. DongGuan AIV Electronics Company Limited (“AIVtech-Dongguan”) was incorporated on December 25, 2009 under the laws of the PRC. AIVtech, through AIVtech-Shenzhen and AIVtech-Dongguan, engages in the business of designing, manufacturing and selling electronic furniture, digital/ multimedia speakers, and LCD/LED television under its own products brand – AIV, which stands for Audio and Interactive Video. Besides its own AIV brand, AIVtech also specializes in both Original Equipment Manufacturing (“OEM”) and Original Design Manufacturing (“ODM”) services. We integrate two traditional industries, which are electronics industry and furniture industry, into a new industry – electronic furniture industry.

We generate revenues mainly from the sales of electronic furniture and digital/multimedia speakers. The production of LCD/LED television started in late April 2010. Our net sales revenues for the nine months ended September 30, 2010 was approximately $56.2 million, representing a 102.14% increase from the nine months ended September 30, 2009 with net sales revenues of approximately $27.8 million.  Our net income for the nine months ended September 30, 2010 was approximately $10.1 million, an increase of 87.82%, compared to our net income of approximately $5.4 million for the nine months ended September 30, 2009.

Recent Development

On December 29, 2010, we entered into a subscription agreement with certain accredited investors for the issuance and sale in a private placement of investment units, each unit consisting of one share of the Company’s common stock, $.001 par value per share and a warrant to purchase one-tenth of a share of common stock, for aggregate gross proceeds of $7,540,000. The purchase price per unit was $3.00. In the aggregate, we issued to the investors a total of 2,513,334 shares of common stock and five-year Investor Warrants to purchase up to an additional 251,334 shares of common stock at an exercise price of $4.00. We also paid to the placement agent a fee of $150,800 and issued to the Placement Agent a five-year Placement Agent Warrant to purchase a total of 50,267 shares of common stock at an exercise price of $4.00 per share.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” beginning on page 2, including for example:

●	The effects of the recent global economic slowdown may continue to have a negative impact on our business, results of operations or financial condition;

●	Our results of operations are cyclical and could be adversely affected by fluctuations in the raw material;

●
Our management has limited experience in managing and operating a public company. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition;

●	Our business could be materially adversely affected if we are unable to respond to rapid technological change and improve our products and services;

●	Exchange rate volatility could adversely affect our financial condition;

●	If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations;

●	Our ability to compete could be jeopardized if we are unable to protect our intellectual property rights or if we are sued for intellectual property infringement; and

●	Our failure to comply with increasingly stringent environmental regulations and related litigation could result in significant penalties, damages and adverse publicity for our business.
Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our securities involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our securities.

Where You Can Find Us

Our principal executive office is located at 1305 East, Hightech Plaza, Phase 2, Tian’An Cyber Park, FuTian District, ShenZhen City, GuangDong Province, China. Our telephone number is +86 (139) 2349-3889. Our corporate website is www.aivtechgroup.com. Information contained on, or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

The Offering

Common stock offered by selling security holders
2,814,935 shares of common stock. This includes (i) 2,513,334 shares of common stock issued in the Private Placement; (ii) 251,334 shares of common stock issuable upon exercise of outstanding Investor Warrants; and (iii) 50,267 shares of common stock issuable upon exercise of outstanding Placement Agent Warrants.

Common stock outstanding before the offering	22,513,334 shares of common stock.

Common stock outstanding after the offering (on a fully diluted basis, assuming full exercise of all the Investor Warrants and Placement Agent Warrants)	22,814,935 shares of common stock

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Use of Proceeds
We are not selling any shares of the common stock covered by this prospectus, and, as a result, will not receive any proceeds from this offering. However, we will receive funds from the exercise of the Warrants if and when those Warrants are exercised on a cash basis. The proceeds from the cash exercise of such Warrants, if any, will be used by us for working capital and other general corporate purposes.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” below.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities.  The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Relating to Our Business

The effects of the recent global economic slowdown may continue to have a negative impact on our business, results of operations or financial condition.

The recent global economic slowdown has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, and declining consumer and business confidence, which has led to decreased levels of consumer spending. These macroeconomic developments have and could continue to negatively impact our business, which depends on the general economic environment and levels of consumer spending in the PRC and other parts of the world that affect not only the ultimate consumer, but also retailers, who are our primary direct customers. As a result, we may not be able to maintain or increase our sales to existing customers, make sales to new customers, or maintain or improve our earnings from operations as a percentage of net sales. If the global economic slowdown continues for a significant period or continues to worsen, our results of operations, financial condition, and cash flows could be materially adversely affected.

Our results of operations are cyclical and could be adversely affected by fluctuations in the raw material.

We are largely dependent on the cost and supply of raw materials such as electronic accessories and the selling price of our products, which are determined by constantly changing and volatile market forces of supply and demand as well as other factors over which we have little or no control. These other factors include:

•	competing demand for the raw materials,

•	environmental and conservation regulations, and

•	economic conditions,

We cannot assure you that all or part of any increased costs experienced by us from time to time can be passed along to consumers of our products, in a timely manner or at all.

Substantially all of our business, assets and operations are located in the PRC.

Substantially all of our business, assets and operations are located in PRC. The economy of PRC differs from the economies of most developed countries in many respects. The economy of PRC has been transitioning from a planned economy to a market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Some of these measures benefit the overall economy of PRC, but may have a negative effect on us.

Our management has limited experience in managing and operating a public company. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition.

Our current management has limited experience managing and operating a public company and relies in many instances on the professional experience and advice of third parties including its attorneys and accountants. Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition and could result in delays in achieving the development of an active and liquid trading market for our stock.

Our business and the success of our products could be harmed if we are unable to maintain our brand image.

Our success to date has been due in large part to the strength of the AIV brand, and to a lesser degree, the reputation of our brand. If we are unable to timely and appropriately respond to changing consumer demand, our brand name and brand image may be impaired. Even if we react appropriately to changes in consumer preferences, consumers may consider our brand image to be outdated and affect our business.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues and our failure to manage growth will cause a disruption of our operations resulting in the failure to generate revenue at levels we expect.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our producing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

We cannot assure you that our growth strategy will be successful which may result in a negative impact on our growth, financial condition, results of operations and cash flow.

One of our strategies is to establish our own flagship stores in main cities. However, many obstacles to entering such new markets exist including, but not limited to, established companies in such existing markets in the PRC. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

If adequate additional financing is not available on reasonable terms, we may not be able to expand our production lines and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our securities can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding we will, most likely, seek such funding in the United States (although we may be able to obtain funding in the PRC) and the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to the units. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

Need for additional employees.

Our future success also depends upon our continuing ability to attract and retain highly qualified personnel. Expansion of our business and the management and operation will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled personnel in the construction industry is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

Our ability to compete could be jeopardized if we are unable to protect our intellectual property rights or if we are sued for intellectual property infringement.

We believe that our product brand and trademark, AIV, and other proprietary rights are important to our success and our competitive position. We use trademarks on some of our products and believe that having distinctive marks that are readily identifiable is an important factor in creating a market for our goods, in identifying us and in distinguishing our goods from the goods of others. We consider our trademarks to be among our most valuable assets. We believe that our trademarks are generally sufficient to permit us to carry on our business as presently conducted. While we vigorously protect our trademarks against infringement, we cannot assure you that we will be able to secure patents or trademark protection for our intellectual property in the future or that protection will be adequate for future products.

In addition, the laws of foreign countries where we source and distribute our products may not protect intellectual property rights to the same extent as do the laws of the PRC. We cannot assure you that the actions we have taken to establish and protect our trademarks and other intellectual property rights outside the PRC will be adequate to prevent imitation of our products by others or, if necessary, successfully challenge another party’s counterfeit products or products that otherwise infringe on our intellectual property rights on the basis of trademark infringement. Continued sales of these products could adversely affect our sales and our brand and result in the shift of consumer preference away from our products. We may face significant expenses and liability in connection with the protection of our intellectual property rights outside the PRC, and if we are unable to successfully protect our rights or resolve intellectual property conflicts with others, our business or financial condition could be adversely affected.

Our failure to comply with increasingly stringent environmental regulations and related litigation could result in significant penalties, damages and adverse publicity for our business.

In recent years, the government of China has become increasingly concerned with the degradation of China’s environment that has accompanied the country’s rapid economic growth.  In the future, we expect that our operations and properties will be subject to extensive and increasingly stringent laws and regulations pertaining to, among other things, the discharge of materials into the environment and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Failure to comply with any laws and regulations and future changes to them may result in significant consequences to us, including civil and criminal penalties, liability for damages and negative publicity.  We cannot assure you that additional environmental issues will not require currently unanticipated investigations, assessments or expenditures, or that requirements applicable to us will not be altered in ways that will require us to incur significant additional costs.

We will incur significant costs to ensure compliance with United States corporate governance and accounting requirements.

We will incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may not be able to meet the internal control reporting requirements imposed by the SEC resulting in a possible decline in the price of our common stock and our inability to obtain future financing.

As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports. Although the Dodd-Frank Wall Street Reform and Consumer Protection Act exempts companies with a public float of less than $75 million from the requirement that our independent registered public accounting firm attest to our financial controls, this exemption does not affect the requirement that we include a report of management on our internal control over financial reporting and does not affect the requirement to include the independent registered public accounting firm’s attestation if our public float exceeds $75 million.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule. Regardless of whether we are required to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, if we are unable to do so, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the SEC, which could also adversely affect the market for and the market price of our common stock and our ability to secure additional financing as needed.

The loss of the services of our key employees, particularly the services rendered by Jinlin Guo, our CEO and Chairman and Yilin Shi, our CFO and director, could harm our business.

Our success depends to a significant degree on the services rendered to us by our key employees.  If we fail to attract, train and retain sufficient numbers of these qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected. In particular, we are heavily dependent on the continued services of Jinlin Guo, our CEO and Chairman and Yilin Shi, our CFO and director. The loss of any key employees, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industry could harm our business.

Risks Relating to Our Industry

The lack of core technologies is constraining the development of the PRC digital appliances industry which would adversely affect the competitiveness of our products in the market.

The manufacture of a significant number of digital products in the PRC still relies on core technologies held by other countries through patent licenses or other categories of contractual arrangements. The lack of independent core technologies will impose extra license fees and other costs and expenses for the PRC manufacturers, and therefore will adversely affect the competitiveness, profitability and the upgrade of the whole digital appliance industry in the PRC. If the PRC manufacturers fail to invest significantly on the research and development, their market share of digital products in the PRC might be reduced and our sales and business operations will be adversely affected as well.

If we are unable to respond to rapid technological change and improve our products and services, our business could be materially adversely affected.

The household digital appliance industry is characterized by technological advances, changes in customer requirements, frequent new product introductions and enhancements and evolving industry standards in computer hardware and software technology.  As a result, we must continually change and improve our products in response to changes in operating systems, application software, sound control systems and programming tools.  The introduction of products embodying new technologies and the emergence of new industry standards may render existing products obsolete or unmarketable. Our future operating results will depend upon our ability to enhance our current product and to develop and introduce new products on a timely basis that address the increasingly sophisticated needs of our customers and that keep pace with technological developments, new competitive product offerings and emerging industry standards.  If we do not respond adequately to the need to develop and introduce new products or enhancements of our existing product in a timely manner in response to changing market conditions or customer requirements, our operating results may be materially diminished.

If the household digital appliances market in the PRC does not grow as we expect, our results of operations and financial condition will be adversely affected.

We believe household digital appliances have strong growth potential in the PRC and, accordingly, we have continuously increased our production and sales of such digital products. However, the market for household digital appliances in the PRC has grown in recent years due to the increased wealth of the average resident of China, which has been the result of double-digit annual growth in the Chinese economy.  Due to the worldwide recession, the growth of the Chinese economy has slowed.  If the digital appliances market in the PRC does not grow as we expect, our business will be harmed, we will need to adjust our growth strategy, and our results of operation will be adversely affected.

We require various licenses and permits to operate our business, and the loss of or failure to renew any or all of these licenses and permits could require us to suspend some or all of our production or distribution operations.

In accordance with PRC laws and regulations, we are required to maintain various licenses and permits in order to operate our business. We are required to comply with applicable PRC standards in relation to our production processes. We are subject to regular inspections by the regulatory authorities for compliance with applicable regulations. Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our production or distribution operations, which could disrupt our operations and adversely affect our revenues and profitability.

Risks Relating to the People's Republic of China

Certain political and economic considerations relating to the PRC could adversely affect our company.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of restrictions on currency conversion in addition to those described below.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.

Currency conversion could adversely affect our financial condition.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People’s Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day’s dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Furthermore, the Renminbi is not freely convertible into foreign currencies nor can it be freely remitted abroad. Under the PRC’s Foreign Exchange Control Regulations and the Administration of Settlement, Sales and Payment of Foreign Exchange Regulations, Foreign Invested Enterprises are permitted either to repatriate or distribute its profits or dividends in foreign currencies out of its foreign exchange accounts, or exchange Renminbi for foreign currencies through banks authorized to conduct foreign exchange business. The conversion of Renminbi into foreign exchange by Foreign Invested Enterprises for recurring items, including the distribution of dividends to foreign investors, is permissible. The conversion of Renminbi into foreign currencies for capital items, such as direct investment, loans and security investment, is subject, however, to more stringent controls.

Exchange rate volatility could adversely affect our financial condition.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions as well as economic policies of the PRC. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB has been permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. This change in policy has resulted in an approximately 16.4% appreciation of the RMB against the U.S. dollar between July 21, 2005 and July 15, 2010, and as of November 23, 2010, the exchange rate was RMB 6.63 to $1.00. There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. In June 2010, the PRC government indicated that it would make the foreign exchange rate of the RMB more flexible, which increases the possibility of sharp fluctuations in RMB value in the near future and thus unpredictability associated with RMB exchange rates.

Substantially all of our revenues and costs are denominated in the RMB, and a significant portion of our financial assets is also denominated in the RMB. Further, we rely principally on dividends and other distributions paid by our operating subsidiaries in China. Any significant revaluation of the RMB could materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable with respect to, our shares in U.S. dollars. Any fluctuations of the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

Since our assets are located in the PRC, any dividends of proceeds from liquidation are subject to the approval of the relevant Chinese government agencies.

Our operating assets are located inside the PRC. Under the laws governing Foreign Invested Enterprises in the PRC, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to the relevant government agency’s approval and supervision as well as the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

It may be difficult to affect service of process and enforcement of legal judgments upon our company and our officers and directors because they reside outside the United States.

As our operations are presently based in the PRC and our director and officer resides in the PRC, service of process on our company and such director and officer may be difficult to effect within the United States. Also, our main assets are located in the PRC and any judgment obtained in the United States against us may not be enforceable outside the United States.

Due to various restrictions under PRC laws on the distribution of dividends by our PRC Operating Companies, we may not be able to pay dividends to our stockholders.

The Wholly-Foreign Owned Enterprise Law (1986), as amended and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the Company’s profits.

Furthermore, if our subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our ability to conduct business in China. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Risks Relating to Our Securities

In order to raise sufficient funds to expand our operations, we may have to issue additional securities at prices which may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, our current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of our securities outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our common stock. We cannot provide assurance that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Our securities have not been registered under the Securities Act, and cannot be sold without registration under the Securities Act or any exemption from registration.

Our securities should be considered a long-term, illiquid investment. Our securities have not been registered under the Securities Act, and cannot be sold without registration under the Securities Act or any exemption from registration. In addition, our securities are not registered under any state securities laws that would permit their transfer. Because of these restrictions and the absence of an active trading market for the securities, a shareholder will likely be unable to liquidate an investment even though other personal financial circumstances would dictate such liquidation.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future, but will review this policy as circumstances dictate. Should we determine to pay dividends in the future, our ability to do so will depend upon the receipt of dividends or other payments from our PRC operating subsidiary may, from time to time, be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of RMB into U.S. dollars or other hard currency and other regulatory restrictions.

We may be subject to the penny stock rules which will make our securities more difficult to sell.

If we are able to obtain a listing of our securities on a national securities exchange, we may be subject in the future to the SEC’s “penny stock” rules if our securities sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our securities. As long as our securities are subject to the penny stock rules, the holders of such securities may find it more difficult to sell their securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements. When used in this Prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the selling shareholders. The selling shareholders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus. To the extent that the selling shareholders exercise, for cash, all of the warrants covering the 301,601 shares of common stock registered for resale under this prospectus, we would receive approximately $1,206,404 in the aggregate from such exercises. We intend to use such proceeds for working capital, and other general corporate purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants.

DETERMINATION OF OFFERING PRICE

Our common stock is quoted on the OTCBB under the symbol “ECOH.”  There is very limited and sporadic trading of our common stock and the last trade was completed on January 27, 2011 where 1,150 shares sold at $2.03 per share. The existence of these limited and sporadic quotations is not deemed to constitute an “established public trading market.”

There are 22,513,334 shares of common stock issued and outstanding as of the date hereof, among which 2,513,334 shares were issued in the private placement. The 2,513,334 shares of common stock are being registered in this prospectus. There are also Investor Warrants to purchase 251,334 shares of common stock and Placement Agent Warrants to purchase 50,267 shares of common stock at an exercise price of $4.00 per share that were issued in the private placement. The 301,601 shares underlying the Warrants are also being registered in this Registration Statement. There are no other options or warrants to purchase, or securities convertible into, common equity.

The selling stockholders may offer all or part of their Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The price of $3.00 per unit that the selling stockholders paid for the Shares in the private placement does not reflect market forces, and it should not be regarded as an indicator of any future market price of our securities.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is thinly traded on the OTCBB under the symbol ECOH. There can be no assurance that a liquid market for our securities will ever develop. Transfer of our common stock may also be restricted under the securities or blue sky laws of various states and foreign jurisdictions. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

The following table sets forth, for the periods indicated, the high and low bid prices for our common stock on the OTC Bulletin Board as reported by various OTCBB market makers. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions.

Quarter Ended	High Bid ($)	Low Bid ($)
Fourth Quarter ended December 31, 2010	$5.25	$4.00

Holders of Our Common Stock

As of the date of this registration statement, we had 463 shareholders of our common stock.

Dividends

We have paid dividends in the amount of $4,400,634 for the nine months ended September 30, 2010. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Transfer Agent and Registrar

Island Stock Transfer Company is currently the transfer agent and registrar for our common stock. Its address is 100 Second Avenue South, Suite 705S, St. Petersburg, FL 33701. Its phone number is (727) 289-0010.

Securities Authorized for Issuance Under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our stockholders to do so.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
AND RESULTS OF OPERATIONS

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

COMPANY OVERVIEW

AIVtech, through its PRC subsidiaries, engages in the business of designing, manufacturing and selling electronic furniture, digital/ multimedia speakers, and LCD/LED television under its own products brand – AIV, which stands for Audio & Interactive Video. Besides its own AIV brand, AIVtech also specializes in both Original Equipment Manufacturing (“OEM”) and Original Design Manufacturing (“ODM”) services. We integrate two traditional industries, which are electronics industry and furniture industry, into a new industry – electronic furniture industry.

We generate revenues mainly from the sales of electronic furniture and digital/multimedia speakers. The production of LCD/LED television started in late April 2010. Our net sales revenues for the nine months ended September 30, 2010 was approximately $56.2 million, representing a 102.14% growth from the nine months ended September 30, 2009 with net sales revenues of approximately $27.8 million.  Our net income for the nine months ended September 30, 2010 was approximately $10.1 million, an increase of 87.82%, comparing to our net income of approximately $5.4 million for the nine months ended September 30, 2009.

Recent Development

On December 29, 2010, we entered into a subscription agreement with certain accredited investors for the issuance and sale in a private placement of investment units, each unit consisting of one share of the Company’s common stock, $.001 par value per share and warrant to purchase one-tenth share of common stock for each unit purchased, for aggregate gross proceeds of $7,540,000. The purchase price per unit was $3.00. In the aggregate, we issued to the investors a total of 2,513,334 shares of common stock and five-year Investor Warrants to purchase up to an additional 251,334 shares of common stock at an exercise price of $4.00. We also paid to the placement agent a fee of $150,800 and issued to the Placement Agent a five-year Placement Agent Warrants to purchase a total of 50,267 shares of common stock at an exercise price of $4.00 per share.

RESULTS OF OPERATIONS

Results of Operations for the Three and Nine Months Ended September 30, 2010 as compared to the Three and Nine Months Ended September 30, 2009:

The following tables present certain information from the consolidated statement of operations of AIVtech for the three and nine months ended September 30, 2010 and September 30, 2009.

	Three months ended September 30, 2010	Three months ended September 30, 2009	Change	%Change
	(Unaudited)	(Unaudited)

Sales, net	27,508,821	15,996,804	11,512,017	72%
Cost of sales	(21,507,505)	(11,729,544)	(9,777,961)	83%
Gross profit	6,001,316	4,267,260	1,734,056	41%

Selling, general and administrative expenses	(719,785)	(484,804)	(234,981)	48%

Income from Operations	5,281,531	3,782,456	1,499,075	40%

Other income/(expenses)	5,724	1,518	4,206	277%
Interest expense	(5,035)	0	(5,035)	-
Income before income tax	5,282,220	3,783,974	1,498,246	40%

Income taxes	(720,648)	(378,397)	(342,251)	90%

Net income	4,561,572	3,405,577	1,155,995	34%

	Nine months ended September 30, 2010	Nine months ended September 30, 2009	Change	%Change
	(Unaudited)	(Unaudited)

Sales, net	56,191,226	27,798,071	28,393,155	102%
Cost of sales	(42,734,474)	(20,343,535)	(22,390,939)	110%
Gross profit	13,456,752	7,454,536	6,002,216	81%

Selling, general and administrative expenses	(1,872,622)	(1,474,869)	(397,753)	27%

Income from Operations	11,584,130	5,979,667	5,604,463	94%

Other income/(expenses)	12,933	3,562	9,371	263%
Interest expense	(11,362)	0	(11,362)	-
Income before income tax	11,585,701	5,983,229	5,602,472	94%

Income taxes	(1,471,624)	(598,323)	(873,301)	146%

Net income	10,114,077	5,384,906	4,729,171	88%

Net Sales

Presently, our products can be divided into three categories: casual furniture audio, multi-media speakers and LEDTV. Furniture audio is the leading selling product of the Company, which accounted for about 65% of total sales for the nine months ended September 30, 2010. Sales for the three months ended September 30, 2010 totaled $27,508,821 compared to $15,996,804 for the three months ended September 30, 2009, an increase of $11,512,017, or approximately 72%. Sales for the nine months ended September 30, 2010 totaled $56,191,226 compared to $27,798,071 for the nine months ended September 30, 2009, an increase of $28,393,155 or approximately 102%. These increases are attributable to contracts with new customers and greater volume of sales. The details are as followings:

1)	We are a leading producer of furniture audio in the existing market, and it is difficult for other companies to copy our products;
2)	We began selling LED TVs in June 2010. For the three months ended September 30,2010, 39% of total sales was attributed to sales of LED TVs;
3)
The multi-media industry has expanded very well since the end of 2008. Pearl River Delta is the global production base for multi-media products. However, because of the global economic crisis, about 60% of similar multi-media products manufactures went bankrupt. The surviving manufactures such as AIVtech had additional opportunities to expand in the industry when the economy recovered and the product demand sharply increased.

4)	The sales of furniture audios and multi-media speakers are seasonal. The peak season of each year is from July to November.

Gross Profit

Our gross profit for the three months ended September 30, 2010 was $6,001,316 (or 22% of revenue) compared to $4,267,260 (or 27% of revenue) for the three months ended September 30, 2009. The gross profit for the nine months ended September 30, 2010 was $13,456,752 (or 24% of revenue) compared to $7,454,536 (or 27% of revenue) for the nine months ended September 30, 2009. There was a decrease in gross profit margin compared with corresponding period of prior year because we began to produce LED TVs from June 2010, which have a lower gross profit margin than our other products, which resulted in a decrease in total gross profit margin.

Selling, General and Administrative Expense

Selling, general and administrative expense for the three months ended September 30, 2010 reflected increases of $234,981, or approximately 48% from the comparable 2009 period. Selling, general and administrative expense for the nine months ended September 30, 2010 increased $397,753, or approximately 27%, from the comparable 2009 period. The increases are due to payroll and welfare for employees and consulting expenses.

Other Income

Other income was $5,724 and $12,933 for the three and nine months ended September 30, 2010 compared to $1,518 and $3,562 for the three and nine months ended September 30, 2009. The increase was due to additional interest income.

Interest Expense

Interest expense was $5,035 and $11,362 for the three and nine month periods ended September 30, 2010. These increases were mainly the result of the additional bank loan in 2010 obtained to support the increased working capital.

Provision for Income Taxes

The Company is subject to the income tax laws of the People's Republic of China ("PRC"). The PRC’s Enterprise Income Tax is now at a statutory rate of 25% from January 1, 2008. But on May 18, 2006, our subsidiary Shenzhen AIV Electronics Co., Ltd. received a special economic zone tax remission for two years and a subsequent half reduction for the three subsequent years and implement income tax rate of 11%. For the three and nine month periods ending September 30, 2010, the Company accrued $720,648 and $1,471,624 in income taxes, representing 14% and 13% of its pre-tax income, respectively.

Net Income

Net income was $4,561,572 for the three months ended September 30, 2010, compared to net income of $3,405,577 for the three months ending September 30, 2009. Net income was $10,114,077 for the nine months ended September 30, 2010, compared to net income of $5,384,906 for the comparable 2009 period. This improvement reflects the increased revenue discussed above.

Results of Operations for the Year Ended December 31, 2009 as compared to the Year Ended December 31, 2008:

The following tables present certain information from the consolidated statement of operations of AIVtech-HK for the years ended December 31, 2009 and 2008.

	Year Ended December 31,
	2009	2008

Sales, net	$38,469,185	$20,748,580
Cost of sales	28,064,339	15,139,447
Gross profit	10,404,846	5,609,133

Operating income/(expenses)
Selling, general and administrative expenses	2,078,011	1,712,783

Income from Operations	8,326,835	3,896,350

Other income/(expenses)
Interest income	9,834	5,826
Non operating expenses	-	(6,016)
Finance costs	(30,079)	-
Profit before income tax	8,306,590	3,896,160

Income taxes	(830,659)	-

Net income	$7,475,931	$3,896,160

Comprehensive income
Net Income	$7,475,931	$3,896,160
Other Comprehensive Income
Foreign currency translation adjustment	(12,339)	274,298
Total comprehensive income	$7,463,592	$4,170,458

Net Sales/ Revenue:

Net sales increased by $17,720,605 or 85.41%, from $20,748,580 for the year ended December 31, 2008 to $38,469,185 for the year ended December 31, 2009.  Our overall net sales increased because of the increase of the sales network.

Cost of sales:

Cost of sales increased by $12,924,892, or 85.37%, from $15,139,447 for the year ended December 31, 2008 to $28,064,339 for the year ended December 31, 2009.  The increase in cost of sales is in line with the increase in revenue as mentioned above.

Gross profit:

Gross profit increased by $4,795,713, or 85.50%, from $5,609,133 for the year ended December 31, 2008 to $10,404,846 for the year ended December 31, 2009. The gross profit margin for year 2009 was about 27.05% as compared to 27.03% for year 2008. This is due to a slight reduction in raw material costs for the year.

Operating Expenses:

Operating expenses were $1,712,783 for the year ended December 31, 2008, compared to $2,078,011 for the year ended December 31, 2009. The operating expenses in 2009 increased by 21.32% as compared to 2008, due to the increase in selling, general and administrative expenses during the year.

Income from Operations:

Income from operation was $3,896,350 for the year ended December 31, 2008, compared to $8,326,835 for the year ended December 31, 2009.  The increase of $4,430,485, or 113.71%, was primarily the result of an increase in gross profit. Our income from operations increased because we increased our revenue at a greater rate than our expenses from operations increased.

Net Income:

Net income was $3,896,160 for the year ended December 31, 2008, compared to $7,475,931 for the year ended December 31, 2009, an increase of $3,579,771 or 91.88%.  Our net income increased because our revenues increased.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2010, cash and cash equivalents were $3,100,131 as compared to $3,605,741 at December 31, 2009.  Current assets totaled $17,223,918, and current liabilities were $10,330,038. The components of the $505,610 decrease of cash and cash equivalents are reflected below.

Cash Flow

	Nine months ended September 30, 2010	Nine months ended September 30, 2009
Net cash provided (used) by operating activities	$3,213,547	$254,462
Net cash used by investing activities	(180,421)	(239,755)
Net cash (used)/provided by financing activities	(3,653,379)	(0)
Effects of exchange rates on cash	114,643	(11,991)
Net change in cash and cash equivalents	$(505,610)	$2,716

Net Cash Provided by Operating Activities

For the nine months ended September 30, 2010, we had positive cash flow from operating activities of $3,213,547, primarily attributable to net income with $9,778,483, also decrease in inventory of $1,409,618, while offset the increase in accounts receivable with $8,253,552, and a decrease in accounts payable with $ 1,099,411. For the nine months ended September 30, 2009, we had positive cash flow from operating activities of $254,462, primarily attributable to net income with $5,384,907, the increase in other payables of $1,138,043, while offset the increase of inventory with $1,751,004 and accounts receivable of $5,391,433.

Net Cash Used by Investing Activities

There were no significant needs for plant and facility expansion for the nine months ended September 30, 2010 and thus only $180,421 of cash was used in investing activities

Net Cash Provided by Financing Activities

The Company financed cash flow by obtaining $747,255 funding from net bank loans. Dividends paid were $4,400,634 for the nine months ended September 30, 2010, which resulted in the negative cash flow from financing activities of $3,653,379.

We anticipate that our available funds and cash flows generated from operations will be sufficient to meet our anticipated on-going operating needs for the next twelve months. However, we may need to raise additional capital in order to fund acquisitions and any substantive expansion of our business operations. We would expect to raise those funds through credit facilities obtained from lending institutions, the issuance of equity, or a combination of both. However, there can be no guarantee that we will be able to obtain such funding, whether through the issuance of debt or equity, on terms satisfactory to management and our Board of Directors.

OFF-BALANCE SHEET ARRANGEMENTS

We have never entered into any off-balance sheet financing arrangements and have never established any special purpose entities.

SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.  Actual results may vary from these estimates.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Translation Adjustment
As of September 30, 2010 and December 31, 2009, the accounts of AIVTech International Group Co., AIVTech Holding (H.K.) Limited, Shenzhen AIV Electronics Co., Ltd, and Dongguan AIV Electronics Co., Ltd were maintained, and its financial statements were expressed, in Chinese Yuan (CNY). Such financial statements were translated into U.S. Dollars (USD) in accordance with the Foreign Currency Matters Topic of the FASB Accounting Standards Codification (“ASC 830”) with the CNY as the functional currency. According to the Statement, all assets and liabilities were translated at the current exchange rate, stockholders equity was translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with the Comprehensive Income Topic of the FASB Accounting Standard Codification (“ASC 220”). Transaction gains and losses are reflected in the income statement.

Principles of Consolidation
The consolidated financial statements include the accounts of AIVTech International Group Co. and its subsidiaries, AIVTech Holding (H.K.) Limited, Shenzhen AIV Electronics Co., Ltd., and Dongguan AIV Electronics Co., Ltd, collectively referred to herein as the Company.  All intercompany transactions and accounts have been eliminated in consolidation.

Contingencies
Certain conditions may exist as of the date the financial statements are issued. These conditions may result in a future loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed. There was no contingent liability requiring a provision for losses at September 30, 2010.

Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable
Accounts receivable on a consolidated basis consist principally of amounts due from trade customers.  Credit is extended based on an evaluation of the customer’s financial condition and collateral is not generally required. Certain credit sales are made to industries that are subject to cyclical economic changes.

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its clients to make required payments are to cover potential credit losses.  Estimates are based on historical collection experience, current trends, credit policy and relationship between accounts receivable and revenues.  In determining these estimates, the Company examines historical write-offs of its receivables and reviews each client’s account to identify any specific customer collection issues.  If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payment, additional allowances might be required.  The Company’s failure to accurately estimate the losses for doubtful accounts and ensure that payments are received on a timely basis could have a material adverse effect on its business, financial condition, and results of operations.

There was no allowance for doubtful accounts as of September 30, 2010, or December 31, 2009.

Property, Plant & Equipment
Property, plant and equipment are recorded at cost less accumulated depreciation and include expenditures for additions and major improvements.  Maintenance and repairs are charged to operations as incurred while additions, renewals and betterments are capitalized. When property, plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets.

Machinery	10 years
Office Furniture & Equipments	5 years
Motor vehicles	5 years

As of September 30, 2010 and December 31, 2009, Property, Plant & Equipment of consist of the following:

	September 30,	December 31,
	2010	2009
Machinery	$1,218,115	$1,080,370
Office Furniture & Equipments	157,823	115,148
Motor vehicles	172,835	172,835
	1,548,773	1,368,353
Accumulated depreciation	(479,185)	(352,783)
Property and equipment, net	$1,069,588	$1,015,570

Depreciation expense for the nine months ended September 30, 2010 and 2009 was $126,403 and $105,826, respectively.

Long-Lived Assets
Effective January 1, 2002, the Company adopted the Property, Plant, and Equipment Topic of the FASB Accounting Standards Codification (“ASC 360”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with ASC 360, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of September 30, 2010, there were no significant impairments of its long-lived assets.

Fair Value of Financial Instruments
 FASB Accounting Standards Codification Topic on Fair Value Measurements and Disclosures (“ASC 820”) requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition
The Company’s revenue recognition policies are in compliance with FASB Accounting Standards Codification Topic on Revenue Recognition (“ASC 605”). Revenue is recognized at the date the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Advertising
Advertising expenses consist primarily of costs of promotion for corporate image and product marketing and costs of direct advertising. The Company expenses all advertising costs as incurred. Advertising costs were $178,268 and $213,944 for the nine months ended September 30, 2010 and 2009, respectively.

Segment Reporting
ASC 280-10 (formerly, SFAS No. 131, “Disclosure About Segments of and Enterprise and Related Information”), requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income Taxes
The Company utilizes FASB Accounting Standards Codification Topic on Income Taxes (“ASC 740”), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2010 and December 31, 2009, there were no deferred taxes.

Recent Accounting Pronouncements

In February, 2007, FASB issued SFAS 159 ‘The Fair Value Option for Financial Assets and Financial Liabilities’ – Including an Amendment of FABS Statement No. 115.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.  This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, SFAS No 159 was superseded by the Financial Instruments Topic of FASB Accounting Standards Codification (“ASC 825”).

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”).  This Statement amends ARB 51 to establish accounting and reporting standards for the non-controlling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). SFAS No 160 was superseded by the Consolidation Topic of FASB Accounting Standards Codification (“ASC 810”) The Company adopted SFAS 160 on January 1, 2009. The adoption of this statement had no effect on the Company’s consolidated financial statements.

On May 8, 2008, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 162, The Hierarchy of Generally Accepted Accounting Principles, which will provide framework for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (GAAP) for nongovernmental entities. With the issuance of SFAS No. 162, the GAAP hierarchy for nongovernmental entities will move from auditing literature to accounting literature.  SFAS No 162 was superseded by the General Accounting Principle Topic of FASB Accounting Standards Codification (“ASC 105”).

In June 2009, the FASB issued amended standards for determining whether to consolidate a variable interest entity. These amended standards eliminate a mandatory quantitative approach to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity in favor of a qualitatively focused analysis, and require an ongoing reassessment of whether an entity is the primary beneficiary. These amended standards are effective for us beginning in the first quarter of fiscal year 2010 and we are currently evaluating the impact that adoption will have on our consolidated financial statements.

In June 2009, the FASB issued ASC 855 (previously SFAS No. 165, Subsequent Events), which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or available to be issued. It is effective for interim and annual periods ending after June 15, 2009. There was no material impact upon the adoption of this standard on the Company’s consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, which amends ASC Topic 820, Measuring Liabilities at Fair Value, which provides additional guidance on the measurement of liabilities at fair value. These amended standards clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, we are required to use the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities, or quoted prices for similar liabilities when traded as assets. If these quoted prices are not available, we are required to use another valuation technique, such as an income approach or a market approach. These amended standards are effective for us beginning in the fourth quarter of fiscal year 2009. There was no material impact upon the adoption of this standard on the Company’s consolidated financial statements.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06 (ASU 2010-06), Fair Value Measurements and Disclosures which amends ASC Topic 820, adding new requirements for disclosures for Levels 1 and 2, separate disclosures of purchases, sales, issuances, and settlements relating to Level 3 measurements and clarification of existing fair value disclosures.  ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the requirement to provide Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010 (the Company’s fiscal year 2012); early adoption is permitted.  The Company is currently evaluating the impact of adopting ASU 2009-14 on its financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on the Company’s present or future consolidated financial statements.

CORPORATE STRUCTURE AND HISTORY

Corporate History

We were incorporated pursuant to the laws of Nevada on December 18, 2007 under the name Ecochild Inc. Our original plan was to build a diverse portfolio of organic, health and wellness grocery products manufactured by small and mid size North American manufacturers and sell them to the European market through a network of local and national distributors.

On July 31, 2009, we completed a private placement whereby we issued 3,625,000 shares of common stock to 29 non-U.S. investors at $0.008 per share raising an aggregate amount of $29,000 under Regulation S of the Securities Act of 1933. On September 16, 2009, we filed an S-1 registration statement to register all of the 3,625,000 shares of common stock issued in the private placement. The S-1 registration statement was declared effective on December 10, 2009.

On April 16, 2010, our majority shareholders entered into certain stock purchase agreements with Jie Zhang, pursuant to which Jie Zhang purchased a total of 5,900,000 shares, which represented 61.3% of our outstanding common stock at the time of the transaction from the majority shareholders, for a total of $29,500. In connection with the change of control and pursuant to the stock purchase agreements, Galina Birca resigned as our president, chief executive officer and director, and Vladimir Enachi resigned as our chief financial officer and director effective immediately. Mr. Jie Zhang was appointed as our sole director and officer effective immediately.

Acquisition of AIVtech-HK

On May 12, 2010, we entered into a share exchange agreement with AIVtech Holding (Hong Kong) Limited, or AIVtech-HK, a company that is in the business of designing, manufacturing and selling electronic furniture, digital/multimedia speakers, and LCD/LED television.  Pursuant to the terms of the share exchange agreement, we acquired all of the outstanding shares of AIVtech-HK from its shareholders. In exchange, we issued to the shareholders of AIVtech-HK, their designees or assigns, an aggregate of 10,375,000 shares or 51.88% of the shares of our common stock at the time of the transaction, at $0.005 per share; and paid cash of $3,948,125 to the AIVtech shareholders in the form of promissory note payable within twelve months of the close of the transaction. Pursuant to the share exchange agreement, AIVtech-HK became our wholly-owned subsidiary.

AIVtech-HK is a holding company incorporated under the laws of Hong Kong on November 4, 2005 with subsidiaries engaged in manufacturing casual furniture audio series, multimedia speakers, and LED. AIVtech-HK owns 100% of AIVtech-Shenzhen, a company incorporated on October 26, 2004 under the laws of the PRC. AIVtech-Shenzhen owns 70% of AIVtech-Dongguan, a company incorporated on December 25, 2009 under the laws of the PRC. AIVtech-Shenzhen was owned by JinLin Guo and Lanbin Ding holding 87.5% and 12.5% of the shares, respectively. On March 30, 2010, Jinlin Guo transferred all the 87.5% interest to AIVtech-HK in exchange for RMB 4,375,000 (or $0.64 million), and Lanbin Ding transferred all the 12.5% interest to AIVtech-HK in exchange for RMB 625,000 ($0.9 million).  AIVtech-Shenzhen became a wholly-owned subsidiary of AIVtech-HK and a wholly foreign owned enterprise in the PRC after the transaction.

As a further condition of the acquisition, Jie Zhang resigned as our sole officer and director, and Jinlin Guo and Yilin Shi were appointed as our directors and Jinlin Guo, Yilin Shi and Teli Liao were appointed as our officers effective immediately.

Simultaneously with the acquisition, we also changed our name from “Ecochild Inc.” to “AIVtech International Group Co.” and changed our fiscal year end from October 31 to December 31.

Subsequent Events and Recent Financing

On September 10, 2010, we amended Section 6(b) of our Bylaws from “Except as otherwise provided in these Bylaws, a quorum is two persons present and being, or representing by proxy, shareholders of the Corporation” to “Except as otherwise provided in these Bylaws, the holders of a majority of the shares of the Corporation issued and outstanding and entitled to vote at any meeting of the shareholders shall constitute a quorum at such meeting for the transaction of any business, provided that when a specified item of business is required to be voted on by a class or series, voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum for the transaction of such specified item of business.”

On December 29, 2010, we entered into a subscription agreement with certain accredited investors for the issuance and sale in a private placement of investment units, each unit consisting of one share of our common stock, $.001 par value per share and a warrant to purchase one-tenth of one share of common stock, for aggregate gross proceeds of $7,540,000. The purchase price per unit was $3.00. In the aggregate, we issued to the investors a total of 2,513,334 shares of common stock and five-year Investor Warrants to purchase up to an additional 251,334 shares of common stock at an exercise price of $4.00. We also paid to the placement agent a fee of $150,800 and issued to the Placement Agent a five-year Placement Agent Warrants to purchase a total of 50,267 shares of common stock at an exercise price of $4.00 per share.

Pursuant to the subscription agreement, we agreed to file a registration statement on Form S-1 (or any other applicable form) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register for resale (i) 100% of the shares of common stock sold in the private placement and (ii) 100% of the shares of our common stock underlying the Investor Warrants (collectively, “Registrable Shares”), within 30 calendar days following the closing of the private placement (“Required Filing Date”), and use the Company’s best efforts to have the registration statement declared effective within 180 calendar days after the closing of the private placement (“Required Effective Date”). If a Registration Statement covering the registration of the Registrable Shares is not filed with the SEC by the Required Filing Date or is not declared effective by the Required Effective Date, the Company shall pay to each investor as liquidated damages, a cash payment equal to 2% of the aggregate amount invested by such Investor in the offering on the first business day of each thirty (30) day period (pro rata for any period less than thirty days) until the Registration Statement has been filed or declared effective, or a portion thereof. Such liquidated damages shall not exceed 10% per annum.

In addition, we agreed to issue to the investors an aggregate of 2,513,334 shares of our common stock (the “Make Good Shares”), on a pro rata basis, if the make good targets set forth in the subscription agreement are not met. With respect to the fiscal year ending December 31, 2010, if we do not achieve $0.44 in earnings per share, then one-half of the Make Good Shares will be distributed to the investors on a pro rata basis.  With respect to the fiscal year ending December 31, 2011, if we do not achieve $0.60 in earnings per share, then the other one-half of the Make Good Shares will be distributed to the investors on a pro rata basis.

Global Hunter Securities, LLC acted as our placement agent in connection with the offering. As compensation for its services provided in this transaction, we (i) paid a cash fee of $150,800 which is equal to two (2%) percent of the aggregate gross proceeds raised in the private placement, (ii) issued five-year warrants to purchase shares of our common stock equal to two (2%) percent of the number of shares of common stock issued in the private placement, exercisable at any time at a price equal to $4.00 per share and (iii)paid expenses relating to the private placement. We also agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act. The Placement Agent Warrants have the same registration rights as the registration rights afforded to the investors in the private placement.

Organization & Subsidiaries

The Company’s organizational structure was developed to permit the infusion of foreign capital under the laws of the PRC and to maintain an efficient tax structure, as well as to foster internal organizational efficiencies. The Company’s organization structure is summarized in the figure below:

DESCRIPTION OF BUSINESS

Business Overview

We, through AIVtech-Shenzhen and AIVtech-Dongguan, engage in the business of designing, manufacturing and selling electronic furniture, digital/ multimedia speakers, and LCD/LED television under our own product brand – AIV, which stands for Audio & Interactive Video. Besides our own AIV brand, AIVtech also specializes in both Original Equipment Manufacturing (“OEM”) and Original Design Manufacturing (“ODM”) services.

Our mission is to become a global company with a world-wide recognized brand that provides premium and high quality products to consumers. AIVtech integrates two traditional industries, which are electronics industry and furniture industry, into a new industry – electronic furniture industry.

We generate revenues mainly from the sales of electronic furniture and digital/multimedia speakers. The production of LCD/LED television started in late April 2010. Our net sales revenues for the nine months ended September 30, 2010 was approximately $56.2 million, representing a 102.14% growth from the nine months ended September 30, 2009 with net sales revenues of approximately $27.8 million.  Our net income for the nine months ended September 30, 2010 was approximately $10.1 million, an increase of 87.82%, compared to our net income of approximately $5.4 million for the nine months ended September 30, 2009.

Market Summary

International Market

Electronic Furniture:  Audio gaming chair is a popular product in the electronic furniture industry. It targets the audio-visual entertainment, especially the video game markets. In conformity with the need for innovation which is the trend in this industry, the new furniture audios launched by AIV in 2005 incorporate the Video Gaming Chair with Built-in Speakers and Vibration, as well as the Leisure Furniture with Built-in Audio/ Video System. The new product became popular after its debut in the European and the U.S. markets in 2006. The product has also developed a market in China, Australia and Southeast Asia countries. There are still many potential markets waiting to be explored.

Multimedia/ Digital Speakers: At present, the global speakers market is dominated by a certain number of manufacturers with large production capacity and leading technologies. These manufacturers mainly operate in the United States, Japan and European countries.

LED/LCD Television: According to a conservative estimate by Displaybank, a global authority in market research and consulting for the display and solar industries, the number of LEDs sold in 2008 was around 200,000 units, while the number is expected to increase to more than 32 million units in 2010. The compound annual growth rate (“CAGR”) of a 5-year period from 2008 to 2013 is 272%. The number of global sales of LEDs in 2013 is estimated to be 156 million units. (Source: http://www.jilin.cei.gov.cn/news/viewArticle.html?id=402880a8259f667001260694196e0c60)

Chinese Domestic Market

Furniture audios: The video game especially the online video game industry started late in China but is growing rapidly. Since 2000, its annual growth rate has exceeded 50%. Nowadays, more and more video game companies are entering into the Chinese market with many large companies also establishing branch offices or studios in China.

Multimedia/ Digital Speakers: China is the country with the largest production and distribution of multimedia/ digital speakers in the world. The Pearl River Delta region of China is the location of speaker manufacturers which produce 70% of the world’s speakers (Source: Canton and Hong Kong Information Daily. http://finance.sina.com.cn/g/20030801/1501390264.shtml). Most of these manufacturers are original equipment manufacturers with no brands of their own, and they depend solely on exports. The co-existence of genuine and counterfeit products reflects the current real situation of the Chinese speakers industry. However, the speakers market is relatively stable. The innovation of both the products and business model are the key factors to success for the domestic speaker manufacturers.

LED/LCD Television: According to a survey by the Consumption Electronic Products Investigation Office of the China Electronic Chamber of Commerce, 75% of the domestic television consumers pay attention to LED products and 34% of them have plans to purchase LED products in 2010 (Source: 2010-2015 China LCD Television Market Investment Analysis and Forecast Report).

Products

Currently, we classify our products into three main categories: Electronic Furniture, Multimedia/Digital Speaker and LCD/LED Television.

A) Electronic Furniture

Our casual furniture audio has made a creative combination of two traditional industries: electronic audio-visual entertainment industry and furniture industry.  Our electronic furniture not only supplies customers with a super-sensory audio-visual enjoyment, but also brings convenience for home-living. Among the furniture audio field, the product that develops the most rapidly is the exclusive audios for video game chair. This product is mainly for the video game and audio-visual entertainment markets. The video game chair can be easily connected to video game consoles and digital music players etc. The video industry, especially the network video game industry, had a late start in China, but it is an industry that has experienced rapid growth. The annual growth rate has exceeded 50% since the year 2000 (Source: China Securities Journal. http://stock.stockstar.com/GA2006082200299559.shtml). Publishers and developers for video game all over the world are now entering the Chinese market at a fast pace. Many big game publishing companies are establishing branches or studios in China. Because of the huge potential of the video game industry, the company's exclusive audio for video game chair has a broad market and development space. Moreover, this will also promote the development of furniture audio industry.

a) Video Gaming Chairs with Built-in Speakers and Vibration

Video game lovers are the target customers for this product series. It can be applied to different video game consoles such as XBOX360 and PS3. It has 3D games’ sound and vibration function. This stylish electronic furniture is taking the video game lovers to another level of enjoyment and giving the video game accessories a new fashion.

b) Leisure Furniture with Built-in Audio/Video System

This is a product series for home entertainment and leisure. The existing products include Rocker Chair and Cabinet with Built-in Speakers and Audio System, TV Stands with Built-in Audio/ Video System, etc. Our products are designed for consumers with a preference for modern stylish electronic products.

B) Multimedia/ Digital Speakers

With the popularization of PC and the digitization of the audio-visual entertainment, we believe that the multimedia speaker will become the main media for musical works in the future. Whether the audio track is X.1 or 2.0, the design philosophy of the multimedia speaker is based on the concept that the music should be expressed with high fidelity and transmitting the soul of music to people. As a manufacturer of multimedia speaker, our goal is to produce speaker systems that have comprehensive and balanced sound that maintain the integrity of the music. Under the trend that the global audio-visual entertainment is becoming digital, computerized and miniaturized, we have introduced five main product series, namely "nocturne", "concerto", "solo", "chord" and "symphony", and are devoted to bringing the music’s true sound to our customers. In the future development of multimedia speaker, we hope that our products’ stylish appearance, excellent performance and ingenious function will be our advantages in the market.

C) LCD/LED Televisions

As an upgraded TV product, we believe that LED TVs will occupy the mainstream market by virtue of its environmental friendly and energy efficient features, as well as its outstanding image quality. In the upcoming future, we believe that the competition in the flatscreen TV industry will focus on the LED TV. Conforming to this trend, we established the LED international business department. Our products consist mainly of LED TVs and PC TVs, both with a small size and thin appearance.

TV Specification

Our TV products support DVB-T, PAL, SECAM, DVB-T standard and MPEG2 decode MP@ML. Our digital TV products support MHEG5 (UK), EPG, SUBTITLE, and the AUDIO Language, and accept analogue and up to 1080P digital HD signals. Our TFT-LCD modules support resolution of up to 1920*1200, HDMI1.2, HDCP1.1, 2D motion video adaptive progressive compartment exchange of up to 1080i. The 2D motion video noise reduction function supports analogue and digital 10 pages teletext. The auto sound detect function supports NICAM/A2, Auto detect and recover between 3:2 and 2:2 format, and auto switch between 4:3 and 16:9 format. With a single common interface, it can decrypt all kinds of encrypted programs. With its software settings, it can choose the TS current either with or without descrambling. With the picture engine function, it can dynamically adjust the picture color, contrast ratio, complexion and definition, etc.

Raw Materials and Suppliers

Electronics components, Wooden Boxes, Modules, Frames, AC converters and other basic components are our main raw materials to produce electronic furniture, multimedia/ digital speakers, and LED/LCD televisions. We purchase all of our other raw materials and component parts from a variety of sources, none of which we believe to be a dominant supplier. Alternative sources of supply are believed to be available to the Company.  Our top five raw material suppliers are listed below:

Top Five Suppliers

Suppliers	Raw Materials Supplied	Percentage of Total Supply in 2009
ShenZhen HuiKe Sound Box Co., Ltd.	Wooden boxes	15.74%
ShenZhen YuanMao Electronic Accessories Co., Ltd.	AC converters	15.12%
ShenZhen QuanXin Plastic Cement Products Co., Ltd.	Covers	9.90%
ShenZhen JingXun Software Communication Technology Co., Ltd.	Modules	8.17%
FengShun MingYin Electronics Co., Ltd.	Frames	7.54%
Total		56.47%

Marketing, Sales and Customers

Sales breakdown: The sales of our furniture audio products accounted for approximately 80% of the total sales in our fiscal years ended December 31, 2008 and 2009. The sales of our multimedia/digital speakers accounted for approximately 20% of the total sales in our fiscal years ended December 31, 2008 and 2009. We started the production of LED products in late April 2010.

Marketing Strategies

Our marketing strategy focuses on the products' innovation and integration of multi-elements. In addition, we have been continuing to improve our products and raise the brand’s market recognition, as we attempt to make the AIV brand a symbol of innovation, value and quality. We are also establishing flagship stores in certain targeted cities.

Sales Strategies

We are making full use of global resources such as Alibaba.com to promote our products. We also take part in various international exhibitions. In addition, we provide multipoint-to-point services to our major customers to ensure the after-sale services of our products.

We are integrating and completing the distribution network, completing the marketing strategy, supporting the main distributors and expanding the domestic market shares gradually.

Moreover, we maintain close cooperation with furniture manufacturers and related enterprises to integrate the advantages of furniture with that of the electronic devices.

Sales Channels and Partners

(A) Sales network of the general agency system. We have built a stable domestic sales network through the previous sales of its traditional products. The sales network includes the general distributors in each province. The general distributors have the rights to choose their own sub-distributors. At the end of each year, we provide performance based awards to the top distributors or sub-distributors as incentive. Due to the high performance-price ratio and good quality of the products, we believe that we have accumulated a group of quality distributors, enhancing our domestic sales network.

(B) Big order ODM customization system. Our main customers are well-known enterprises both domestic and overseas. At present, we have established a group of stable ODM customization customers, which helps us maintain more stable sales.

(C) Project orders. We customize office and entertainment electronic furniture for places such as internet bars, banks, security companies, airport VIP rooms and high-standard clubs.

(D) Global E-commerce platform. We have built a fixed platform for product promotion in E-commerce websites such as Alibaba and Global Resource.  In the future, as the development of the wholesale model, we will establish broader E-commerce sales channels.

Sales Cycle

At present, our accounts receivables term for our main customers are 60 to 120 days, for our key customers 30 to 60 days, and the average term about 90 days.

Pricing strategy

We use the product portfolio pricing strategy which means different prices are applied to different products in the same product series. Some products' prices are low because the purpose is for cultivating the market and attracting customers. While some median and high-end products and technology innovation products' prices are high, and these products bring a higher profit margin to the Company.

Top Five Customers

Customers	Percentage of Total Sales Revenue in 2009
DaKang Holding Group Co., Ltd.	47.28%
AnJi ChaoYa Furnitures Co., Ltd.	14.47%
GuangDong GuangHong Import & Export Co., Ltd.	10.19%
BeiJing HuaQi Info-Digit Technology Co., Ltd.	7.66%
AnJi WeiYu Furnitures Co., Ltd.	4.13%
Total	83.73%

Market Shares and Competitors

Our products compete with some branded products within their product category as well as privately labeled products sold by retailers, including some of our OEM/ ODM customers.

Our electronic furniture competes with Pyramat, Actona and other smaller manufacturers.  Our products have held 60% of the international market shares since 2006. In varying degrees, depending on the product category involved, we compete on the basis of style, price, quality, comfort and brand name prestige and recognition, among other considerations.

Our multimedia/digital speakers and LED/ LCD television products compete with numerous international branded products like Sony, Panasonic, Samsung, Phillips and LG, etc. Due to the lower costs and labor expenses in Asia Pacific regions, many international speaker manufacturers are establishing plants in Asia. This allows large manufacturers to compete with local manufacturers in pricing. Right now, we have a global market share of only about 0.3% on multimedia/digital speaker products. We did not start the production of LED/LCD television until late April, 2010, and the general availability of contract manufacturers also allows the ease of access by new comers. Many of our competitors are larger in scale, have been in existence for a longer period of time, have achieved greater recognition for their brand names, have captured greater market shares and/or have substantially greater financial, distribution, marketing and other resources than we do. We are not sure whether we can compete against them right now or in the future, or that competitive pressures will have a material adverse effect on our business, financial condition and results of operations.

Business Model

We conduct our quality management in strict compliance with ISO9001 international quality management standard. We believe that quality, cost control and efficiency are the three components to the Company's competitiveness; that integrity, innovation and values are the three components to the Company's management philosophy; and that people, environment and technology are the three components to the Company's design philosophy.  Our goals are to:

1)  Achieve the new integration of electronic and furniture industries, and persist in innovation as the strategy of industry development;

2)  Ensure a steady and healthy expansion or growth of the Company, and build a long lasting well known national brand by setting up flagship stores on main cities;

3)  Create a beneficial-to-all situation among the Company, staff, shareholders, customers, partners and the society by providing quality products with competitive prices.

Growth Strategy

We intend to grow our business by improving our marketing, financial, production and human resource management:

Marketing Management

Management department. We established two decision-making departments, namely the General Manager Office and the Cost Control Committee. The General Manager Office makes decisions regarding the strategic issues such as the Company's development strategy and operation plan, etc, and also supervises the implementation status. The Cost Control Committee manages the control over all the costs on the premise so that the Company meets its targets.

Incentive and restriction mechanism. We have entered into several employment contracts, confidentiality agreements and restrictive covenants with the management and other employees, the business department and the product R&D department. The employees’ salary and bonus are based on their performance. Also, we have a periodical salary-raise program. We raise staffs' salary after the testing in April of each year. And every year, we issue special recognition awards and grants special bonus and certificates to outstanding employees.

Promotion and publicity. We believe that the domestic furniture audio market will have a big influence on the domestic IT industry and furniture industry. Electronic furniture products have been widely introduced in the media such as "Brands ShenZhen", "Times Entrepreneur", "ZOL" and "IT168". We also conduct the promotion via E-commerce platforms such as Alibaba and Global Resource.

Financial Management

Establish a cost control system. We intend to establish a standard cost control system, execute the cost budget management policy and complete the ERP (Enterprise Resource Planning) management system for cost control purposes.

Complete the financing capital chain. With multiple financing channels, we attempt to stabilize our capital chain and to efficiently use our proceeds which improve our business transactions.

Production Management

PMC (Product Material Control) Management.  We believe that the improvement of the material and plan management capacities is the key to a successful management.

•
Production Plan Management: all the elements involved in this management should be precise and detailed, from the origin of the plan information (such as sales and prediction), organization of the plan outline, the relationship between production plan and the amount of time spent, the production cycle to the arrangement of the production period.

•
Plan and Material Control Management: all the elements involved in this management should be managed strictly, from the origin of the MRP (Material Requirement Planning) data, product sheet and material list, the execution and control of the material requirement plan, product material cost management to the material management of production field, to ensure the Company's material cycle, cost and consumption be always under the ideal condition.

Field Management. We attempt to limit any waste of resources such as material, labor, time, space, energy and transportation. We also adopted effective management systems to control and manage the key processes such as flow-chart, instruction tracing, shipment, field 7S (Seiri, Seiton, Seiso, Shitsuke, Safety, Speed and Saving) and lean production, to ensure the production field is running at full load.

Human Resources Management

We promote the SOP (Standard Operation Procedure) and establishes the KPI (Key Performance Indication) check system to make our human capital more valuable. It persists in the principle of benefit sharing and has established scientific incentive mechanisms to attract talents. Through this mechanism, we have put together a team of elites on technology development, market exploration, operation management and quality management.

Intellectual Property

We own and utilize the trademarks, patents and domain name listed below. We continuously look to increase the number of our trademarks and potential design and utility model patents where necessary to protect valuable intellectual property. We regard our trademarks and other intellectual property as valuable assets and believe that they have significant value in the marketing of our products. We vigorously protect our trademarks against infringement, including through the use of cease and desist letters, administrative proceedings and lawsuits.

We rely on trademark, patent, copyright and trade secret protection, non-disclosure agreements and licensing arrangements to establish, protect and enforce intellectual property rights in our logos, trade names and in the design of our products. In particular, we believe that our future success will largely depend on our ability to maintain and protect the “AIVTECH” trademark. Despite our efforts to safeguard and maintain our intellectual property rights, we cannot be certain that we will be successful in this regard. Furthermore, we cannot be certain that our trademarks, products and promotional materials or other intellectual property rights do not or will not violate the intellectual property rights of others, that our intellectual property would be upheld if challenged, or that we would, in such an event, not be prevented from using our trademarks or other intellectual property rights. Such claims, if proven, could materially and adversely affect our business, financial condition and results of operations. In addition, although any such claims may ultimately prove to be without merit, the necessary management attention to and legal costs associated with litigation or other resolution of future claims concerning trademarks and other intellectual property rights could materially and adversely affect our business, financial condition and results of operations.

The laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as do the laws of the PRC. Although we continue to implement protective measures and intend to defend our intellectual property rights vigorously, these efforts may not be successful or the costs associated with protecting our rights in certain jurisdictions may be prohibitive. From time to time we may discover products in the marketplace that are counterfeit reproductions of our products or that otherwise infringe upon intellectual property rights held by us. Actions taken by us to establish and protect our trademarks and other intellectual property rights may not be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as violating trademarks and intellectual property rights. If we are unsuccessful in challenging a third party’s products on the basis of infringement of our intellectual property rights, continued sales of such products by that or any other third party could adversely impact the “AIVTECH” brand, result in the shift of consumer preferences away from our products and generally have a material adverse effect on our business, financial condition and results of operations.

Trademarks

We have registered the following trademark with the Trademark Office, State Administration for Industry and Commerce in the PRC:

No.	Registration No.	Trademark	Registrant	Item Category	Expiration Date
1	6983650	AIV AIVTECH	AIVtech-Shenzhen
Category No. 20:  Furniture, mirrors, picture frames; goods (not included in other classes) of wood, cork, reed, cane, wicker, horn, bone, ivory, whalebone, shell, amber, mother-of-pearl, meerschaum and substitutes for all these materials, or of plastics.
					June 20, 2020

We plan to file for extension with the Trademark Office of the above trademark before the expiration date.

Patents

Through AIVtech-Shenzhen, we have been granted the following design patents by the State Intellectual Property Office, or SIPO, of PRC. We enjoy a ten year protection period starting from each patent application date.

No.	Patent No.	Patent Name	Patent Owner	Application Date	Date of Grant	Type
1	ZL 2008 3 0102656. X	Multi-media Chair with Built-in Speakers (halo3 model)	AIVtech-Shenzhen	03/12/2008	06/03/2009	Design Patent
2	ZL 2009 3 0166242. 8	Sofa with Built-in Speakers (S-360VM)	AIVtech-Shenzhen	06/08/2009	03/24/2010	Design Patent
3	ZL 2009 3 0166238. 1	Speaker (Sofa Built-in Speaker S-306)	AIVtech-Shenzhen	06/05/2009	02/24/2010	Design Patent
4	ZL 2009 3 0166237. 7	Speaker (Sofa Built-in Speaker S-319W)	AIVtech-Shenzhen	06/05/2009	03/24/2010	Design Patent
5	ZL 2009 3 0166241. 3	Speaker (Sofa Built-in Speaker S-362V)	AIVtech-Shenzhen	06/08/2009	05/19/2010	Design Patent
6	ZL 2006 3 0154134. 5	Beach Music Chair	AIVtech-Shenzhen	10/26/2006	10/24/2007	Design Patent
7	ZL 2008 3 0102015. 4	Digital Speaker for Video & Audio Chatting	AIVtech-Shenzhen	02/22/2008	04/01/2009	Design Patent
8	ZL 2009 3 0166487. 0	Speaker (AD-101)	AIVtech-Shenzhen	06/04/2009	05/19/2010	Design Patent
9	ZL 2008 2 0092183. 4	A Digital Speaker for Video & Audio Chatting	AIVtech-Shenzhen	02/22/2008	01/21/2009	Utility Model Patent
10	ZL 2006 2 0013949. 6	A Multi-media Chair with Built-in Speakers	AIVtech-Shenzhen	05/22/2006	07/11/2007	Utility Model Patent

Domain Names

AIVtech International Group Co., Ltd. owns the domain name www.aivtechgroup.com.

Environmental Protection

Compliance with national, provincial or local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment have not had, nor are they expected to have, any material effect on the capital expenditures, earnings or competitive position of the Company. The Company uses and generates certain substances and wastes that are or can be regulated or may be deemed hazardous under certain national, provincial or local regulations with respect to the environment.

Properties

Our corporate headquarter is located at Suite A1305, 13th Floor, East Building Phase II, High-Tech Plaza, Tian An Cyber Park, Futian District, Shenzhen, China. The corporate headquarter office is approximately 371 square meters, and is leased from the individual owner of the property for RMB 22,268, or approximately USD 3,275, every month. The lease is scheduled to expire in March 2011.

Our manufacturing factory is located at AIV Industrial Park, No.78, Wenquan South Road, Xihu District, Shilong town, Dongguan, China. The factory building is approximately 21509 square meters, and is leased from DongGuan Mei Da Decorating & Design Works Company Limited for RMB 222,587, or approximately USD 32,733, every month from April 4, 2010 to April 3, 2011. The lease is scheduled to expire in April 3, 2015.

The post-merger assets of the Company and its subsidiaries on a consolidated basis include cash, accounts receivable from customers, inventories, equipments and dues from related parties.

Employees

As of the date hereof, we have approximately 624 full-time employees. The breakdown of our employees is as follows:

Management Staff	56
R&D Staff	50
Sales Staff	10
Manufacturing Staff	508
Total	624

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our shareholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Directors and Executive Officers

Name	Age	Position
Jinlin Guo	40	Chief Executive Officer and Chairman of the Board of Directors

Yilin Shi	36	Chief Financial Officer and Director

Teli Liao	26	Secretary

Jian Wang	50	Independent Director

Wenbing Wu	49	Independent Director

James C. Hansel	57	Independent Director

Set forth below is a brief description of the background and business experience of our executive officers and directors during the past five (5) years.

Jinlin Guo, Age 40, CEO and Chairman

Mr. Guo graduated from HuNan University and majored in Machinery Manufacturing, titled as an engineer. He is the founder of AIVtech-HK and used to be the designer of ShenZhen KaiRong electronics Co., Ltd and the controller of ShenZhen SanNuo electronic Co., Ltd. We believe that Mr. Guo’s experience in the electronics industry qualifies him as the CEO and Chairman of our Company.

Yilin Shi, Age 36, CFO and Director

Mr. Shi graduated from TianJin University of Commerce and majored in Accounting, titled as having a professional title of accountant. He used to be the financial controller of ShenZhen TongHao electronic motor Co., Ltd and the financial manager of ShangHai ZhenHai handicraft product Co., Ltd. Mr. Shi was appointed as company's financial controller in 2005. We believe that Mr. Shi’s experience in the financial industry and his prior positions as a financial manager and a financial controller qualify him as the CFO and a director of our Company.

Teli Liao, Age 26, Secretary

Mr. Liao graduated from NanChang University and majored in Accounting. Mr. Liao joined AIVtech in March 2010. Mr. Liao worked as an English Translator in FanTeHongJing International Education Group in 2009. We believe that Mr. Liao’s educational background and English proficiency qualify him to serve as the Secretary of the Company.

Jian Wang, Age 50, Independent Director

Mr. Wang is a professor and supervisor in Ergonomics in Applied Psychology major of ZheJiang University in China. He is also the director of the Institute of Physical Education and the Health Department at the University of Zhejiang. In addition, Mr. Wang is currently the director of the Ergonomics Society, vice president of Biomechanics, deputy director of Occupational Ergonomics, director of the Chinese Physiological Society, and vice director of Physiology Society of Zhejiang Province. Mr. Wang is engaged in researching health science, furniture engineering and fitness equipment, as well as in the development of innovative products. In 1987, Mr. Wang obtained his master degree in Physiology from University of Hangzhou. He also earned a PhD in Engineering from University of Hangzhou in 1996. We believe that Mr. Wang’s scientific background and corporate experience qualify him to serve as an independent director of the Company.

Wenbing Wu, Age 49, Independent Director

Mr. Wu is a financial expert at the China Development Institute (CDI) and possesses extensive experience and expertise in domestic and international economic analysis, corporate restructuring, mergers and acquisitions, securities and capital markets, as well as in financial and taxation standards. Mr. Wu has also been appointed as a senior expert to the Shenzhen Government. In 2004, Mr Wu obtained his MBA in The Queen’s University of Brighton. Mr Wu got his Master Degree in Finance from TianJin University of Finance and Economy in 1994 and Bachelor Degree in Economy from NanJing Institute of Aeronautical Technology in 1987. We believe Mr. Wu’s educational background and corporate finance experience qualify him to serve as an independent director of the Company.

James C. Hansel, Age 57, Independent Director

Mr. Hansel is a director of the Company. He has been a director, officer, or management committee member at several companies and organizations, and he bridges the three fields of technology, energy, and finance. Currently, he is the managing director of Eight Winds Capital Management, LLC. Prior to that, Mr. Hansel was executive director and senior portfolio manager at UBS Global Asset Management (New York) Inc., where he founded and managed an award-winning $2.6 billion global technology-sector mutual fund for over five years. Earlier in his career, Mr. Hansel was an information technology practitioner for UBS, Chase Manhattan Bank, and other companies. From 1989 through 1994, he represented the financial services industry on Corporate IT Advisory Board at Intel Corporation. We believe that this significant experience qualifies him to serve as a director.

Mr. Hansel holds a Bachelor of Arts degree from Wesleyan University and a Master of Science (Computer Science) degree from Fairleigh S. Dickinson University. He also holds the Chartered Financial Analyst (CFA) designation.

Family Relationships

There are no family relationships exist between the directors and executive officers of the Company.

The Board of Directors and Committees

Subject to certain exceptions, under the listing standards of the NASDAQ Global Market, a listed company’s board of directors must consist of a majority of independent directors. Currently, our board of directors has determined that each of the non-management directors, Jian Wang, Wenbing Wu and James C. Hansel, is an “independent” director as defined by the listing standards of NASDAQ Global Market currently in effect and approved by the U.S. Securities and Exchange Commission (“SEC”) and all applicable rules and regulations of the SEC. All members of the Audit, Compensation and Nominating Committees satisfy the “independence” standards applicable to members of each such committee. The board of directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with the Company. The board of directors considered relationships and transactions between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The purpose of the board of director’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NASDAQ Global Market rules.

Audit Committee

We established our Audit Committee in September 2010. The Audit Committee consists of Jian Wang, Wenbing Wu and James C. Hansel, each of whom is an independent director. Wenbing Wu, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist our board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Audit Committee’s responsibilities include:

•
Assisting the Board of Directors in fulfilling its responsibilities by reviewing: (i) the financial reports provided by the Corporation to the Securities and Exchange Commission ("SEC"), the Corporation's stockholders or to the general public, and (ii) the Corporation's internal financial and accounting controls.

•	Overseeing the appointment, compensation, retention and oversight of the work performed by any independent public accountants engaged by the Company.

•	Recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of the Company's financial condition and results of operations

The board of directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter is posted on our corporate website at: www.aivtechgroup.com.

Compensation Committee

We established our Compensation Committee in September 2010. The Compensation Committee consists of Jian Wang, Wenbing Wu and James C. Hansel, each of whom is an independent director. Mr. Wenbing Wu is the Chairman of the Compensation Committee. The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to chief executive officer and senior management compensation, evaluating chief executive officer and senior management performance in light of those goals and objectives and, either as a committee or together with other independent directors (as directed by the Board of Directors), determining and approving chief executive officer and senior management compensation based on this evaluation. The Compensation Committee also considers and makes recommendations to the Board of Directors with respect to the Company’s employee benefit plans as well as on matters relating to organization and succession of senior management.

The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee Charter is posted on our corporate website at: www.aivtechgroup.com.

Nominating Committee

We established our Nominating Committee in September 2010. The Nominating Committee consists of Jian Wang, Wenbing Wu and James C. Hansel, each of whom is an independent director. Mr. Jian Wang is the Chairman of the Nominating Committee. The Nominating Committee makes recommendations to the Board with respect to the size and composition of the Board, the minimum qualifications and standards for director nominees and the selection criteria for the Board members, reviews the qualifications of potential candidates for the Board, and seeks and identifies a qualified director nominee, in the event that a director vacancy occurs, to be recommended to the Board for either appointment by the Board to serve the remainder of the term of a director position that is vacant or election at the annual meeting of the shareholders.

The Board of Directors has adopted a written charter for the Nominating Committee.  A copy of the Nominating Committee Charter is posted on our corporate website at: www.aivtechgroup.com.

Involvement in Certain Legal Proceedings

To the best of our knowledge, our directors and officer has not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” our directors and officer has not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Ethics and Business Conduct

In September 2010, our board of directors adopted a Code of Ethics and Business Conduct, which applies to all directors, officers and employees. The purpose of the Code is to promote professional and ethical conduct with respect to our business practices worldwide. A copy of the Code is posted on our corporate website located at www.aivtechgroup.com.   The Code is available in print, without charge, upon written request to us at AIVtech International Group Co., Attention: Secretary, 1305 East, Hightech Plaza, Phase 2, Tian'An Cyber Park, FuTian District, ShenZhen City, GuangDong Province, China. We intend to post promptly any amendments to or waivers of the Code on our corporate website.

EXECUTIVE COMPENSATION

Summary Compensation Table – Fiscal Years Ended December 31, 2010 and 2009

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named person for services rendered in all capacities during the noted periods.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Jinlin Guo	2010	$35,294	0	0	0	0	$35,294
CEO and Chairman	2009	$35,294	0	0	0	0	$35,294

Yilin Shi	2010	$9,705	0	0	0	0	$9,705
CFO and Director	2009	$9,705	0	0	0	0	$9,705

Teli Liao Secretary	2010	$8,180	0	0	0	0	$8,180

Jie Zhang (1)	2010	$0	0	0	0	0	$0

Galina Birca (2)	2010	$0	0	0	0	0	$0
	2009	$0	0	0	0	1,750	$1,750
Vladimir Enachi (3)	2010	$0	0	0	0	0	$0
	2009	$0	0	0	0	0	$0

(1)
Mr. Jie Zhang was appointed as the sole director and officer of the Company on April 16, 2010 and he resigned from the Board of Directors and from all positions he held in the Company in connection with the Share Exchange effective May 12, 2010.

(2)
Mrs. Birca was the former Chief Executive Officer and President of the Company. She receives compensation of $250 monthly commencing in April 2009. On April 16, 2010, Galina Birca tendered a resignation from all positions held in the Company, effective immediately.

(3)
Mr. Enachi was the former Chief Financial Officer, Treasurer and Secretary of the Company. He receives compensation of $0 monthly commencing in April 2009. On April 16, 2010, Vladimir Enachi tendered a resignation from all positions held in the Company, effective immediately.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2010 by the member of our board of directors whose compensation is not included in the summary compensation table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Jian Wang (1)	-	-	-	-	0
Wenbing Wu (2)	-	-	-	-	0
James C. Hansel (3)	$12,500	-	-	-	$12,500
_______________

(1)	Jian Wang has been serving as an Independent Director of the Company since June 13, 2010.
(2)	Wenbing Wu has been serving as an Independent Director of the Company since June 13, 2010.
(3)	James C. Hansel has been serving as an Independent Director of the Company since August 23, 2010.

Employment Agreement

On August 23, 2010, we entered into a director agreement (the “Director Agreement”) with James C. Hansel for a period of one year until August 22, 2011. We will pay to James C. Hansel (i) a cash payment of $25,000 per year payable on a quarterly basis, (ii) 2,000 shares of our common stock within ten (10) business days after the execution of the Director Agreement, and (iii) warrant to purchase 20,000 shares of the Company’s common stock annually. Additionally, we will reimburse the independent director for all reasonable out-of-pocket expenses incurred by the independent director in attending any in-person meetings, provided that the independent director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the independent director) must be approved in advance by the Company. We have also agreed to maintain a director and officer insurance policy with a minimum coverage of $3 million after the Company uplisting to a senior exchange, including Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select or any successor market thereto or NYSE Amex or any successor market thereto.

Besides this, we currently do not have any other employment agreement with any directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date hereof with respect to the beneficial ownership of our common stock, the sole outstanding class of our voting securities, by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) each executive officer named in the Summary Compensation Table in the section entitled “Executive Compensation” above and (iv) all executive officers and directors as a group.

Name of Beneficial Owner	Title	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Directors and Officers
Jinlin Guo	Chief Executive Officer and Chairman of the Board of Directors	4,360,350	19.37%
Yilin Shi	Chief Financial Officer and Director	0	-
Teli Liao	Secretary	0	-
Jian Wang	Independent Director	0	-
Wenbing Wu	Independent Director	0	-
James C. Hansel	Independent Director	0	-
All Executive Officers and Directors as a group (6 persons)		4,360,350	19.37%
5% Shareholders
Guo Jin Tong Investment (HK) Limited (2)		3,600,600	15.99%
Shenzhen Top Finance Guaranty Investment Inc. (3)		2,075,000	9.22%
Green Grass Capital Management Limited (4)		1,747,150	7.76%
CRL International Company Limited (5)		1,664,668	7.34%

(1)
Applicable percentage of ownership is based on 22,513,334 shares of common stock outstanding as of the date of this registration statement together with securities exercisable into common stock for each stockholder.

(2)	Lanbin Ding, as managing director, as voting and control power over the shares held by this entity.
(3)	Rui Wang, as managing director, as voting and control power over the shares held by this entity.
(4)	ZheShui Ma, as managing director, as voting and control power over the shares held by this entity.
(5)
Consisting of (i) 1,513,334 shares of common stock issued in the Private Placement, and (ii) 151,334 shares of common stock underlying the Investor Warrants to purchase 151,334 shares of common stock at an exercise price of $4.00 per share. Rong Chen has the voting and control power over CRL International Company Limited.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 16, 2010, our then majority shareholders entered into certain stock purchase agreements with certain purchaser, pursuant to which Jie Zhang purchased 3,000,000 shares of the Company’s issued and outstanding common stock from Galina Birca, our then President and CEO; and 2,900,000 shares of the Company’s issued and outstanding common stock from Vladimir Enachi, our then CFO and Director. The total of 5,900,000 shares represents 61.3% of the Company’s then outstanding common stock. Jie Zhang paid a total of $29,500 to Galina Birca and Vladimir Enachi for their shares.

On May 12, 2010, we entered into a share exchange agreement by and among AIVtech, AIVtech-HK, and the shareholders of AIVtech-HK. The closing of the transaction took place on May 12, 2010. Pursuant to the terms of the share exchange agreement, we acquired all of the outstanding shares of AIVtech-HK from its shareholders; in exchange, we (1) issued to the shareholders of AIVtech-HK, their designees or assigns, an aggregate of 10,375,000 shares or 51.88% of the shares of our common stock at the time of the transaction, at $0.005 per share; and (2) pay cash of $3,948,125 to the AIVtech shareholders in the form of promissory note payable within twelve months of the transaction. Pursuant to the share exchange agreement, AIVtech-HK became our wholly-owned subsidiary, and we own 100% of AIVtech-Shenzhen through AIVtech-HK, and 70% of AIVtech-Dongguan through AIVtech-Shenzhen. Jinlin Guo, our chief executive officer and chairman, owns the other 30% of AIVtech-Dongguan.

AIVtech-HK is a holding company incorporated under the laws of Hong Kong on November 4, 2005 with subsidiaries engaged in manufacturing casual furniture audio series, multimedia speakers, and LED. AIVtech-HK owns 100% of AIVtech-Shenzhen, a company incorporated on October 26, 2004 under the laws of the PRC. AIVtech-Shenzhen owns 70% of AIVtech-Dongguan, a company incorporated on December 25, 2009 under the laws of the PRC. AIVtech-Shenzhen was owned by JinLin Guo and Lanbin Ding of 87.5% and 12.5%, respectively. On March 30, 2010, Jinlin Guo transferred all the 87.5% interest to AIVtech-HK in exchange for RMB 4,375,000 (or $0.64 million), and Lanbin Ding transferred all the 12.5% interest to AIVtech-HK in exchange for RMB 625,000 ($0.9 million).  AIVtech-Shenzhen became a wholly-owned subsidiary of AIVtech-HK and a wholly foreign owned enterprise in the PRC after the transaction.

At September 30, 2010, due to related party was $3,958,840, which is due to a shareholder. At December 31, 2008, due from related party was $1,523, which was due from shareholder.

Other than the above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;
(B)	Any proposed nominee for election as our director;
(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our common stock; or
(D)
Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 6, 2011, our board of directors dismissed Acquavella, Chiarelli, Shuster, Berkower & Co., LLP (“ACSB”) as our independent registered public accounting firm, and we engaged a new independent registered public accounting firm, Friedman LLP (“Friedman”), to serve as our independent auditor. Pursuant to Item 304(a) of Regulation S-K under the Securities Act of 1933, as amended, and under the Securities Exchange Act of 1934, as amended, we reports as follows:

(a)   Dismissal of Current Independent Registered Public Accounting Firm.

(i)	ACSB was dismissed as our independent registered public accounting firm effective on January 6, 2011;
(ii)	Our Board of Directors participated in and approved the decision to dismiss our previous independent registered public accounting firm on January 6, 2011;
(iii)
ACSB’s audit reports on the financial statements of AIVtech-HK, for the years ended December 31, 2009 and 2008, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles;

(iv)
we did not have any disagreements with ACSB relating to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure for the audited financials of AIVtech-HK for the two fiscal years ended December 31, 2009 and 2008, and the review on our financial statements from its engagement on May 12, 2010 through the date of dismissal on January 6, 2011, which disagreements, if not resolved to the satisfaction of ACSB, would have caused us to make reference to the subject matter of the disagreements in connection with our reports; and

(v)
In connection with the audited financial statements of AIVtech-HK for the years ended December 31, 2009 and 2008 and quarterly interim unaudited financial information of the Company from May 12, 2010 and for any subsequent interim period through the date of dismissal on January 6, 2011, there have been no reportable events with the Company as set forth in Item 304(a)(1)(v) of Regulation S-K.

(b)	Engagement of New Independent Registered Public Accounting Firm.

(i)	On January 6, 2011, we engaged Friedman to serve as our independent registered public accounting firm. The decision to engage Friedman was approved by the Board of Directors on January 6, 2011; and
(ii)
prior to engaging Friedman, we had not consulted Friedman regarding (1) the application of accounting principles to a specified transactions, (2) the type of audit opinion that might be rendered on the Company’s financial statements, (3) written or oral advice was provided that would be an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issues, or (4) any matter that was the subject of a disagreement between the Company and its predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

In addition, Ronald R. Chadwick, P.C. was our independent auditor before we engaged ACSB in connection with the acquisition closed in May 2010. On May 12, 2010, we dismissed Ronald R. Chadwick, P.C. (“Ronald”) as our independent registered public accounting firm. The Board of Directors of the Company approved such resignation on May 12, 2010.

During the fiscal years ended September 30, 2009 and 2008 and through May 12, 2010, neither us nor anyone acting on our behalf consulted ACSB with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to us or oral advice was provided that ACSB concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(v) of Regulation S-K.

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholders named below. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.”  As of the date of this prospectus we have 22,814,935 shares of common stock issued and outstanding (on a fully diluted basis, including the shares issuable upon the exercise of the Warrants)

The following table sets forth:

●	the name of the selling stockholders,

●	the number of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

●	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholders under this prospectus, and

●
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholders after the offering of the shares (assuming all of the offered shares are sold by the selling stockholders).

None of the selling stockholders has served as our officer or director or any of its predecessors or affiliates within the last three years, nor has any selling stockholders had a material relationship with us.

We entered into a placement agent agreement with Global Hunter Securities, LLC on December 29, 2010 whereby we agreed to (i) pay a cash fee equal to two percent (2%) of the gross proceeds received by us in connection with the private placement, (ii) issue five-year warrants to purchase shares of our common stock equal to two percent (2%) of the shares of common stock issued in the private placement, and (iii) reasonable expenses relating to the Private Placement.

Except for Global Hunter Securities, LLC, none of the selling stockholders is a broker dealer or an affiliate of a broker dealer.  None of the selling stockholders had any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

Each selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

Name and Address of Selling Stockholders	Shares of Common Stock Beneficially Owned prior to Offering (1)	Maximum Number of Shares of Common Stock to be Offered (2)	Number of Shares of Common Stock Beneficially Owned after Offering	Percentage of Common Stock Owned after Offering (3)

CRL International Company Limited (4)	1,664,668	1,664,668	0	0%
United Equity Partners Limited (5)	1,100,000	1,100,000	0	0%
Global Hunter Securities, LLC (6)	50,267	50,267	0	0%
Total	2,814,935	2,814,935	0	0%

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently exercisable into shares of our common stock, or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)
Includes the number of shares of common stock set forth opposite each Selling Stockholders’ name, and the number of shares of common stock that may be issued pursuant to the Investor Warrants and Placement Agent Warrants.

(3)	Based on 22,814,935 shares of common stock issued and outstanding after the Offering on a fully diluted basis, assuming the sale of all of the common shares offered.

(4)
Consists of (i) 1,513,334 shares of common stock issued in the Private Placement, and (ii) 151,334 shares of common stock underlying the Investor Warrants to purchase 151,334 shares of common stock at an exercise price of $4.00 per share. Its current business address is Rooms 1318-19, Hollywood Plaza, 610 Nathan Road, Mongkok KI, Hong Kong. Rong Chen has the voting and control power over CRL International Company Limited.

(5)
Consists of (i) 1,000,000 shares of common stock issued in the Private Placement, and (ii) 100,000 shares of common stock underlying the Investor Warrants to purchase 100,000 shares of common stock at an exercise price of $4.00 per share. Its current business address is #2101, 2 Men, 13 Lou, Zhongxin, Jiayuan, Ma Lian Dao, Xuan Wu Qu, Beijing, China 100053. Zhan Huan has the voting and control power over United Equity Partners Limited.

(6)
Consists of 50,267 shares of common stock underlying the Placement Agent Warrants to purchase 50,267 shares of common stock at an exercise price of $4.00 per share. Its current business address is 400 Poydras St., Suite 3100, New Orleans, LA. 70130. Daniel O. Conwill, IV has the voting and control power over Global Hunter Securities, LLC.

PLAN OF DISTRIBUTION

This Prospectus relates to the resale of 2,814,935 shares of our common stock issued or to be issued upon the exercise of certain outstanding warrants, including our Investor Warrants and Placement Agent Warrants. We will not receive any of the proceeds from the sale by the selling stockholders of the registered securities. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

–	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

–	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

–	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

–	an exchange distribution in accordance with the rules of the applicable exchange;

–	privately negotiated transactions;

–	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

–	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

–	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and

–	a combination of any such methods of sale.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved, and in no case will the maximum compensation received by any broker-dealer exceed eight percent (8%).

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling shareholders who are affiliates of broker dealers that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling shareholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling shareholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $60,000. We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We are authorized to issue 75,000,000 shares of common stock, $0.001 par value per share, and no preferred stock is authorized.

Common Stock

As of the date hereof, 22,513,334 shares of common stock are issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there is no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Warrants

The outstanding warrants to purchase our common stock were issued in conjunction with a purchase of units consisting of one (1) share of our common stock and a four-year warrant to purchase one-tenth share of our common stock. Investor Warrants to purchase 251,334 shares of our common stock have been issued to investors and Placement Agent Warrants to purchase 50,267 shares of our common stock have been issued to the placement agent. The Warrants may be exercisable in whole or in part, at an exercise price equal to $4.00 per share. The Warrants may be exercised at any time upon the election of the holder, beginning on the date of issuance and ending on December 28, 2015. The Warrants may be exercised (i) by certified or official bank check or by wire transfer to an account designated by us, (ii) on a cashless basis, or (iii) by a combination of the foregoing methods of payment selected by the holder of the Warrants.

The Warrants are detachable and separately transferable only during the warrant exercise period. Upon the expiration of the Warrant exercise period, the Warrants will expire and become void.

In order to exercise the Warrants, the Warrants must be surrendered at the office of the warrant agent prior to the expiration of the warrant exercise period, with the form of exercise appearing with the Warrants completed and executed as indicated, accompanied by payment of the full exercise price for the number of Warrants being exercised. In the case of partial exercise, the warrant agent will issue a new warrant to the exercising Warrant holder, or assigns, evidencing the Warrants which remain unexercised. In our discretion, the warrant agent may designate a location other than our office for surrender of warrants in the case of transfer or exercise.

The exercise price and number of the shares of common stock to be received upon the exercise of warrants are subject to adjustment upon the occurrence of certain events, such as stock splits, stock dividends or our recapitalization. In the event of our liquidation, dissolution or winding up, the holders of warrants will not be entitled to participate in the distribution of our assets.

Holders of warrants have no voting, pre-emptive, subscription or other rights of stockholders in respect of the warrants or the shares issuable upon exercise of the warrants, nor are the holders entitled to receive dividends.

Dividend Policy

We have paid dividends in the amount of $4,400,634 for the nine months ended September 30, 2010. It is unlikely that we will declare or pay cash dividends in the foreseeable future. We intend to retain earnings, if any, to expand our operations. To date, we have paid no dividends on our shares of common stock and have no present intention of paying any dividends on our shares of common stock in the foreseeable future. The payment by us of dividends on the shares of common stock in the future, if any, rests solely within the discretion of our board of directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other factors deemed relevant by our board of directors.

Nevada Anti-Takeover Laws and our Corporate Policy

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada Corporation by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to us.

The anti-takeover provisions of Sections 78.411 through 78.445 of the Nevada Corporation Law apply to our company. Section 78.438 of the Nevada law prohibits companies from merging with or selling more than 5% of its assets or stock to any shareholder who owns or owned more than 10% of any stock or any entity related to a 10% shareholder for three years after the date on which the shareholder acquired the shares, unless the transaction is approved by the our Board of Directors. The provisions also prohibit companies from completing any of the transactions described in the preceding sentence with a 10% shareholder who has held the shares more than three years and its related entities unless the transaction is approved by our Board of Directors or a majority of our shares, other than shares owned by that 10% shareholder or any related entity. These provisions could delay, defer or prevent a change in control of our company.

Indemnification and limitation of liability. Under the terms of our Articles and Bylaws, we will indemnify our officers, directors, employees, and agents against all liabilities and expenses actually and reasonably incurred in connection with service for or on behalf of the corporation to the fullest extent allowed by Chapter 78 of the Nevada Revised Statutes, unless it is ultimately determined by a court of competent jurisdiction that (i) they failed to act in a manner they believed in good faith to be in, or not opposed to, the best interests of the corporation, and (ii) with respect to any criminal proceeding, had reasonable cause to believe their conduct was lawful. In addition, the applicable provisions mandate that we indemnify our officers and directors who have been successful on the merits or otherwise in the defense of any such action, suit, or proceeding against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with such defense. The Articles also eliminate, to the fullest extent permitted by Nevada law, the liability of directors and officers to the corporation or our stockholders for monetary or other damages for breach of fiduciary duties as a director or officer.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by Acquavella, Chiarelli, Shuster, Berkower & Co., LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

AVAILABLE INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

AIVtech International Group Co.

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

  AIVtech International Group Co.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
ASSETS	2010	2009
	(Unaudited)	(Audited)
CURRENT ASSETS:
Cash and cash equivalents	$3,100,131	$3,605,741
Accounts receivable	10,293,640	2,040,088
Other receivable, net	166,329	42,121
Inventories	3,663,818	5,073,436
Total current assets	17,223,918	10,761,386

NON-CURRENT ASSETS
Property, plant and equipment, net	1,069,588	1,015,570
TOTAL ASSETS	$18,293,506	$11,776,956

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Account payables and accrued expenses	$4,331,595	$5,431,006
Short term loan	747,255	-
Income tax payable	722,913	233,191
Other payable	569,435	-
Due to related party	3,958,840	29,252
Dividend payable		4,400,634
Total current liabilities	10,330,038	10,094,083

STOCKHOLDERS' EQUITY
Common stock, $.001 par value; 75,000,000 shares authorized;	20,000	20,000
20,000,000 shares issued and outstanding
as of September 30,2010 and December 31,2009, respectively
Additional paid-in capital	621,916	621,916
Statutory reserve	346,990	346,990
Retained earnings	5,698,351	(132,007)
Accumulated other comprehensive income	501,353	386,710
Noncontrolling interest	774,858	439,264
Total stockholders' equity	7,963,468	1,682,873
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,293,506	$11,776,956

The accompanying notes are an integrated part of these consolidated financial statements

F-1

AIVtech International Group Co.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30,

	2010	2009
	(Unaudited)	(Unaudited)

Sales, net	$56,191,226	$27,798,071
Cost of sales	(42,734,474)	(20,343,535)
Gross profit	13,456,752	7,454,536

Selling, general and administrative expenses	(1,872,622)	(1,474,869)

Income from Operations	11,584,130	5,979,667

Other income/(expenses)	12,933	3,562
Interest expense	(11,362)	0
Income before income tax	11,585,701	5,983,229

Income taxes	(1,471,624)	(598,323)

Net income	10,114,077	5,384,906

Net income attributable to noncontrolling interest	(335,594)	0

Net income attributable to shareholders of AIVtech International shareholders	$9,778,483	$5,384,906

Comprehensive income
Net income attributable to shareholders of AIVtech International shareholders	$9,778,483	$5,384,906
Other Comprehensive Income
Foreign currency translation adjustment	114,643	15,629
Total comprehensive income	$9,893,126	$5,400,535

Earnings Per Share
Basic and diluted net income per share:	0.49	0.27
Weighted average number of basic and diluted shares outstanding	20,000,000	20,000,000

The accompanying notes are an integrated part of these consolidated financial statements

F-2

AIVtech International Group Co.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30,

	2010	2009
	(Unaudited)	(Unaudited)

Sales, net	27,508,821	15,996,804
Cost of sales	(21,507,505)	(11,729,544)
Gross profit	6,001,316	4,267,260

Selling, general and administrative expenses	(719,785)	(484,804)

Income from Operations	5,281,531	3,782,456

Other income/(expenses)	5,724	1,518
Interest expense	(5,035)	0
Income before income tax	5,282,220	3,783,974

Income taxes	(720,648)	(378,397)

Net income	4,561,572	3,405,577

Net income attributable to noncontrolling interest	(201,163)	0

Net income attributable to shareholders of AIVtech International shareholders	$4,360,409	$3,405,577

Comprehensive income
Net income attributable to shareholders of AIVtech International shareholders	$4,360,409	$3,405,577
Other Comprehensive Income
Foreign currency translation adjustment	92,423	31,258
Total comprehensive income	$4,452,832	$3,436,835

Earnings Per Share
Basic and diluted net income per share:	0.22	0.17
Weighted average number of basic and diluted shares outstanding	20,000,000	20,000,000

The accompanying notes are an integrated part of these consolidated financial statements

F-3

AIVtech International Group Co.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

			Accumulated
		Accumulated	Other		Additional
	Common	Retained	Comprehensive	Statutory	Paid-in	Noncontrolling	Total
	Stock	Earnings/(Deficit)	Income/(Loss)	Reserve	Capital	Interest	Equity

Balance, January 1, 2010	$20,000	$(132,007)	$386,710	$346,990	$621,916	$439,264	$1,682,873
Net income		9,778,483				335,594	10,114,077
Deemed distribution-merger transactions		(3,948,125)					(3,948,125)
Foreign currency translation adjustments			114,643				114,643
Balance, September 30, 2010	$20,000	$5,698,351	$501,353	$346,990	$621,916	$774,858	$7,963,468

Balance, January 1, 2009	$20,000	$5,569,893	$399,049	$346,990	$621,916		$6,957,848
Dividends declared		(13,177,831)					(13,177,831)
Net income		7,475,931				439,264	7,915,195
Foreign currency translation adjustments			(12,339)				(12,339)
Balance, December 31, 2009	$20,000	$(132,007)	$386,710	$346,990	$621,916	$439,264	$1,682,873

The accompanying notes are an integrated part of these consolidated financial statements

F-4

AIVtech International Group Co.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

CASH FLOWS FROM OPERATING ACTIVITIES：	2010	2009
	(Unaudited)	(Unaudited)
Net income	$9,778,483	$5,384,907
Adjustments to reconcile net income to net cash provided by
Operating activities:
Depreciation	126,403	105,826
Net income attributed to noncontrolling interest	335,594	-
Changes in assets and liabilities provided/(used) cash :
Accounts receivable	(8,253,552)	(5,391,433)
Other receivable	(124,208)	(96)
Due from related party	0	1,523
Due to related party	(18,537)	(1,082)
Inventories	1,409,618	(1,751,004)
Accounts payable and accrued expenses	(1,099,411)	389,543
Other payables	569,435	1,138,043
Income tax payable	489,722	378,235
Net cash provided by operating activities	3,213,547	254,462

CASH FLOWS FROM INVESTING ACTIVITIES：
Purchase of property & equipment	(180,421)	(239,755)
Net cash used in investing activities	(180,421)	(239,755)

CASH FLOWS FROM FINANCING ACTIVITIES：
Addition in short-term loan	747,255	0
Dividends paid	(4,400,634)	0
Net cash used in financing activities	(3,653,379)	0

Effect of exchange rate changes on cash and cash equivalents	114,643	(11,991)

Net change in cash and cash equivalents	(505,610)	2,716
Cash and cash equivalents, beginning of period	3,605,741	2,443,464
Cash and cash equivalents, end of period	$3,100,131	$2,446,180

SUPPLEMENTAL DISCLOSURES:
Income taxes paid	$981,902	$220,088
Interest paid	$11,362	$-

The accompanying notes are an integrated part of these consolidated financial statements

F-5

AIVtech International Group Co.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTERMBER 30, 2010

Note 1 - ORGANIZATION

The Company is engaged in manufacturing casual furniture audio series, multimedia speakers, and LED.

On May 12, 2010, AIVtech International Group Co., formerly known as Ecochild, Inc. (the “Company” or “ECOH”) entered into a Share Exchange Agreement (“Exchange Agreement”) by and among ECOH, AIVtech, and the shareholders of AIVtech (the “AIVtech Shareholders”). The closing of the transaction (the “Closing”) took place on May 12, 2010 (the “Closing Date”). On the Closing Date, pursuant to the terms of the Exchange Agreement, the Company acquired all of the outstanding shares of AIVtech from the AIVtech Shareholders; and AIVtech Shareholders transferred and contributed all of their Interests to the Company. In exchange, the company (1) issued to the AIVtech Shareholders, their designees or assigns, an aggregate of 10,375,000 shares (the “ Shares Component”) or 51.88% of the shares of common stock of the Company issued and outstanding after the Closing (the “Share Exchange”), at $0.005 per share; and (2) pay cash (the “Cash Component”) of $3,948,125 to the AIVtech Shareholders.  The Cash Component is payable within 12 months after the Closing as evidenced by the promissory note that is attached as an exhibit to the Shares Exchange Agreement. The parties understand and acknowledge that such exchange is based upon an acquisition value of AIVtech at US $4,000,000, which is agreed and acceptable by all parties. In addition to the above Shares and Cash component, Jie Zhang, the major shareholder of the Company before the Closing, agreed to transfer 3,009,000 shares to two shareholders of AIVtech within 6 months after closing. The two shareholders, the directors and officers of AIVtech, are (1) Guo Jinlin, to receive 1,770,000 shares, and (2) Ding Lanbin, through Guo Jin Tong Investment (Hong Kong) Limited, to receive 1,239,000 shares.

AIVtech owns 100% of ShenZhen AIV Electronics Company Limited (“Shenzhen AIVtech”), and ShenZhen AIVtech owns 70% of DongGuan AIV Electronics Company Limited (“Dongguan AIVtech”). Pursuant to the Exchange Agreement, AIVtech became a wholly-owned subsidiary of the Company, and the Company own 100% of ShenZhen AIVtech through AIVtech, and 70% of DongGuan AIVtech through ShenZhen AIVtech.

AIVTech (H.K.) Co., Ltd was incorporated on November 4, 2005 under the laws of Hong Kong, is a holding company with subsidiaries engaged in manufacturing casual furniture audio series, multimedia speakers, and LED Shenzhen AIV Electronics Co., Ltd was incorporated on April 9, 2009 under the laws of the People’s Republic of China. Dongguan AIV Electronics Co., Ltd was organized in December of 2009 under the laws of the People’s Republic of China (PRC). Collectively these corporations are referred to herein as the Company.

As of September 30, 2010, the Subsidiaries of the Company are as follows:

AIVTech International
Group Co.

100%

AIVTech Holding
(H.K.) Co., Ltd

100%

Shenzhen AIV
Electronics Co., Ltd

70%

Dongguan AIV
Electronics Co., Ltd

F-6

These consolidated financial statements have been prepared on a historical pro-forma basis.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and represent the historical results of the consolidated group. The Company's functional currency is the Chinese Yuan, however the accompanying unaudited condensed consolidated financial statements have been translated and presented in United States Dollars.

Translation Adjustment
As of September 30, 2010 and December 31, 2009, the accounts of AIVTech International Group Co., AIVTech Holding (H.K.) Limitted, Shenzhen AIV Electronics Co., Ltd, and Dongguan AIV Electronics Co., Ltd were maintained, and its financial statements were expressed, in Chinese Yuan (CNY). Such financial statements were translated into U.S. Dollars (USD) in accordance with the Foreign Currency Matters Topic of the FASB Accounting Standards Codification (“ASC 830”) with the CNY as the functional currency. According to the Statement, all assets and liabilities were translated at the current exchange rate, stockholders equity was translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with the Comprehensive Income Topic of the FASB Accounting Standard Codification (“ASC 220”). Transaction gains and losses are reflected in the income statement.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation
The consolidated financial statements include the accounts of AIVTech International Group Co. and its subsidiaries, AIVTech Holding (H.K.) Limited, Shenzhen AIV Electronics Co., Ltd., and Dongguan AIV Electronics Co., Ltd, collectively referred to herein as the Company.  All intercompany transactions and accounts have been eliminated in consolidation.

 Risks and Uncertainties
The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Contingencies
Certain conditions may exist as of the date the financial statements are issued. These conditions may result in a future loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

F-7

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed. There was no contingent liability requiring a provision for losses at September 30, 2010.

Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable
Accounts receivable on a consolidated basis consist principally of amounts due from trade customers.  Credit is extended based on an evaluation of the customer’s financial condition and collateral is not generally required. Certain credit sales are made to industries that are subject to cyclical economic changes.

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its clients to make required payments are to cover potential credit losses.  Estimates are based on historical collection experience, current trends, credit policy and relationship between accounts receivable and revenues.  In determining these estimates, the Company examines historical write-offs of its receivables and reviews each client’s account to identify any specific customer collection issues.  If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payment, additional allowances might be required.  The Company’s failure to accurately estimate the losses for doubtful accounts and ensure that payments are received on a timely basis could have a material adverse effect on its business, financial condition, and results of operations.

There was no allowance for doubtful accounts as of September 30, 2010, or December 31, 2009.

Property, Plant & Equipment
Property, plant and equipment are recorded at cost less accumulated depreciation and include expenditures for additions and major improvements.  Maintenance and repairs are charged to operations as incurred while additions, renewals and betterments are capitalized. When property, plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets.

Machinery	10 years
Office Furniture & Equipments	5 years
Motor vehicles	5 years

As of September 30, 2010 and December 31, 2009, Property, Plant & Equipment of consist of the following:

F-8

	September 30,	December 31,
	2010	2009
Machinery	$1,218,115	$1,080,370
Office Furniture & Equipments	157,823	115,148
Motor vehicles	172,835	172,835
	1,548,773	1,368,353
Accumulated depreciation	(479,185)	(352,783)
Property and equipment, net	$1,069,588	$1,015,570

Depreciation expense for the nine months ended September 30, 2010 and 2009 was $126,403 and $105,826, respectively.

Long-Lived Assets
Effective January 1, 2002, the Company adopted the Property, Plant, and Equipment Topic of the FASB Accounting Standards Codification (“ASC 360”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with ASC 360, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of September 30, 2010, there were no significant impairments of its long-lived assets.

Fair Value of Financial Instruments
 FASB Accounting Standards Codification Topic on Fair Value Measurements and Disclosures (“ASC 820”) requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition
The Company’s revenue recognition policies are in compliance with FASB Accounting Standards Codification Topic on Revenue Recognition (“ASC 605”). Revenue is recognized at the date the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Advertising
Advertising expenses consist primarily of costs of promotion for corporate image and product marketing and costs of direct advertising. The Company expenses all advertising costs as incurred. Advertising costs were $178,268 and $213,944 for the nine months ended September 30, 2010 and 2009, respectively.

Segment Reporting
ASC 280-10 (formerly, SFAS No. 131, “Disclosure About Segments of and Enterprise and Related Information”), requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

F-9

Income Taxes
The Company utilizes FASB Accounting Standards Codification Topic on Income Taxes (“ASC 740”), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2010 and December 31, 2009, there were no deferred taxes.

Basic and Diluted Earnings per Share
Earnings per share are calculated in accordance with the Earnings Per Share Topic of the FASB Accounting Standards Codification (“ASC 260”). Net income per share for all periods presented has been restated to reflect the adoption of ASC 260. Basic net income per share is based upon the weighted average number of common shares outstanding. Diluted net income per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Statement of Cash Flows
In accordance with FASB Accounting Standards Codification Topic on Statement of Cash flows (“ASC 230”), cash flows from the Company’s operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions.

Related parties
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

Note 3 - INVENTORIES

Inventories are stated at the lower of cost or market value. Management compares the cost of inventories with the market value and allowances are made for writing down their inventories to market value, if lower. The inventories are valued using weighted average method.

	September 30,	December 31,
	2010	2009
Raw materials and supplies	$178,245	$2,830,746
Work in progress	3,393,621	2,141,035
Finished goods	91,952	101,655
Totals	$3,663,818	$5,073,436

F-10

Note 4 – DUE TO RELATED PARTY

At September 30, 2010 and December 31, 2009 due to related party was $ 3,958,840 including $3,948,125 payable to AIVtech former shareholders due to the merger transactions, which full amount of $3,948,125 is payable within 12 months after the share exchange agreement closing date, May 12,2010 as evidenced by the promissory note , and $29,252, respectively, which were due to shareholders.

Notes 5 – SHORT TERM LOANS
	9/30/2010	12/31/2009
Dongguan Shilong Industry Co., Ltd	$747,255	$-
	$747,255	$-

As of September 30, 2010, outstanding bank loan was comprised of:
Bank loans of $747,255 with an annual interest rate of 5.4% were guaranteed by the former shareholders of Shenzhen AIV Electronics Co., Ltd.

Notes 6 – INCOME TAXES

The Company is subject to the Income Tax Laws of PRC. All of the provisions for the three and nine months ended September 30, 2010 and 2009 pertain to PRC taxes.  Pursuant to the PRC Income Tax Laws, the Enterprise Income Tax (“EIT”) is now at a statutory rate of 25% from January 1, 2008. On May 18, 2006 Shenzhen AIV Electronics Co., Ltd. received a special economic zone tax remission for two years and a subsequent half reduction for the three subsequent years, while DongGuan AIV Electronics Co., Ltd. was subject to statutory rate of 25%.

ASC 740, Accounting for Income Taxes (“ASC 740”), requires that deferred tax assets be evaluated for future realization and reduced by a valuation allowance to the extent we believe a portion more likely than will not be realized. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent cumulative earnings experience and expectations of future taxable income by taxing jurisdiction, the carry-forward periods available to us for tax reporting purposes, and other relevant factors.

Effective January 1, 2007, we adopted the provisions of FASB Accounting Standards Codification Topic 740, Accounting for Uncertainty in Income Taxes.  ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. The standard prescribes a recognition and measurement method for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes.

Based on a review of our tax positions, the Company was not required to record a liability for unrecognized tax benefits as a result of adopting ASC 740 on January 1, 2007.  Further, there has been no change during the period ended September 30, 2010 and 2009.  Accordingly, we have not accrued any interest and penalties through September 30, 2010.

Note 7 – COMMITMENTS

The Company leases facilities with expirations dates between December 2009 and December 2015. Rental expense for the nine months ended September 30, 2010 and year ended 2009 was $226,540 and $19,358, respectively. The Company has future minimum lease obligations as of September 30, 2010 as follows:

F-11

2010	$299,392
2011	420,248
2012	448,326
2013	455,345
2014	465,874
2015	117,346
Thereafter	-
Total	$2,206,532

Note 8 - CONCENTRATIONS

The Company had top five customers who together accounted for approximately 88% of the Company’s revenues for the nine months ended September 30, 2010. Five customers accounted for approximately 85% of the Company’s accounts receivable at September 30, 2010.

The Company had top three vendors who together accounted for approximately 45% of the Company's purchases for the nine months ended September 30, 2010. Two vendors accounted for approximately 44% of the Company’s accounts payable at September 30, 2010.

Top five customers accounted for more than 83% of the Company's sales for the nine months ended September 30, 2009. For the nine months ended September 30, 2009, top five vendors accounted for approximately 57% of purchases.

Note 9 - OTHER COMPREHENSIVE INCOME

Balances of related after-tax components comprising accumulated other comprehensive income, included in stockholders equity, as of September 30, 2010 and December 31, 2009 are as follows:

	Foreign Currency	Accumulated Other
	Translation	Comprehensive
	Adjustment	Income
Balance December 31, 2008	$399,049	$399,049
Changes for year ended December 31, 2009	(12,339)	(12,339)
Balance at December 31, 2009	386,710	386,710
Changes for the nine months ended September 30, 2010	114,643	114,643
Balance at September 30, 2010	501,353	501,353

Note 10 – SUBSEQUENT EVENTS

The Company has evaluated all events or transactions that occurred from September 30, 2010 through the filing with the SEC.  We did not have any material recognizable subsequent events during this period.

F-12

AIVTECH HOLDING (H.K.) LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

ACSB Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

517 Route One Iselin, New Jersey 08830 732. 855.9600 Fax:732.855.9559 www.acsbco.com	1 Penn Plaza 36th Floor New York, NY 10119 212.786.7510

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
AIVTech Holding (H.K.) Limited

We have audited the accompanying consolidated balance sheets of AIVTech Holding (H.K.) Limited as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the years ended December 31, 2009 and 2008. AIVTech Holding (H.K.) Limited management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that out audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AIVTech Holding (H.K.) Limited as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

Certified Public Accountants
New York, N.Y.
May 3, 2010

AIVTECH HOLDING (H.K.) LIMITED
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
ASSETS	2009	2008

CURRENT ASSETS:
Cash and cash equivalents	$3,605,741	$2,443,464
Accounts receivable	2,040,088	1,662,113
Other receivable, net	42,121	41,969
Due from related party	-	1,523
Inventories	5,073,436	3,913,162
Total current assets	10,761,386	8,062,231
NON-CURRENT ASSETS
Property, plant and equipment, net	1,015,570	876,606
TOTAL ASSETS	$11,776,956	$8,938,837
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Account payables and accrued expenses	$5,431,006	$1,090,889
Income tax payable	233,191	-
Due to shareholder	29,252	-
Miniority interest payable	439,264	-
Dividend payable	4,400,634	-
Total current liabilities	10,533,347	1,980,889

STOCKHOLDERS' EQUITY
Registered capital	641,916	641,916
Retained earnings	(132,007)	5,569,993
Accumulated other comprehensive income	386,710	399,049
Statutory reserve	346,990	346,990
Total stockholders' equity	1,243,609	6,957,948
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,776,956	$8,938,837

The accompanying notes are an integrated part of these consolidated financial statements

AIVTECH HOLDING (H.K.) LIMITED
CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME

	Year Ended December 31,
	2009	2008

Sales, net	$38,469,185	$20,748,580
Cost of sales	28,064,339	15,139,447
Gross profit	10,404,846	5,609,133

Operating income/(expenses)
Selling, general and admisistrative expenses	2,078,011	1,712,783

Income from Operations	8,326,835	3,896,350

Other income/(expenses)
Interest income	9,834	5,826
Non operating expenses	-	(6,016)
Finance costs	(30,079)	-
Profit before income tax	8,306,590	3,896,160

Income taxes	(830,659)	-

Net income	$7,475,931	$3,896,160

Comprehensive income
Net Income	$7,475,931	$3,896,160
Other Comprehensive Income
Foreign currency translation adjustment	(12,339)	274,298
Total comprehensive income	$7,463,592	$4,170,458

The accompanying notes are an integrated part of these consolidated financial statements

AIVTECH HOLDING (H.K.) LIMITED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Registered	Accumulated Retained	Accumulated Other Comprehensive	Statutory
	Capital	earnings/(deficit)	Income/(Loss)	Reserve	Total

Banlance, January 1, 2009	$641,916	$5,569,993	$399,049	$346,990	$6,957,948
Dividends declared		(13,177,831)			(13,177,831)
Net income		7,475,931			7,475,931
Foreign currency translation
adjustments			(12,339)		(12,339)
Banlance, December 31, 2009	$641,916	$(132,007)	$386,710	$346,990	$1,243,609

Banlance, January 1, 2008	$641,916	$1,673,833	$	$346,990	$2,787,490
Net income		3,896,160			3,896,160
Foreign currency translation
adjustments			274,298		274,298
Banlance, December 31, 2008	$641,916	$5,569,993	$399,049	$346,990	$6,957,948

The accompanying notes are an integrated part of these consolidated financial statements

AIVTECH HOLDING (H.K.) LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
CASH FLOWS FROM OPERATING ACTIVITIES：	2009	2008
Net income	$7,475,931	$3,896,160
Adjustments to reconcile net income to net cash provided by
Operating activities:
Depreciation	145,877	111,016
Changes in assets and liabilities provided/(used) cash :
Accounts receivable	(371,252)	(498,734)
Due from related party	-	148
Due to related party	468,463	-
Inventories	(1,143,957)	(3,365,963)
Accounts payable and accrued expenses	3,421,118	1,246,051
Income tax payable	232,767	-
Net cash provided by operating activities	10,228,947	1,388,678

CASH FLOWS FROM INVESTING ACTIVITIES：
Dividends paid	(8,785,288)	-
Purchase of property & equipment	(284,841	(264,622)
Net cash used in investing activities	(9,070,129)	(264,622)

Effect of exchange rate changes on cash and cash equivalents	3,459	105,244

Net change in cash and cash equivalents	1,162,277	1,229,300
Cash and cash equivalents, beginning of year	2,443,464	1,214,164
Cash and cash equivalents, end of year	$3,605,741	$2,443,464

SUPPLEMENTAL DISCLOSURES:
Income taxes paid	$597,468	$-
Interest paid	$30,079	$-

The accompanying notes are an integrated part of these consolidated financial statements

AIVTECH HOLDING (H.K.) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 1 - ORGANIZATION

AIVTech (H.K.) Co., Ltd was incorporated on November 4, 2005 under the laws of Hong Kong, is a holding company with subsidiaries engaged in manufacturing casual furniture audio series, multimedia speakers, and LED Shenzhen AIV Electronics Co., Ltd was incorporated on April 9, 2009 under the laws of the People’s Republic of China. Dongguan AIV Electronics Co., Ltd was organized in December of 2009 under the laws of the Peoples Republic of China (PRC). Collectively these corporations are referred to herein as the Company.

As of December 31, 2009, the Subsidiaries of the Company are as follows:

AIVTech Holding
(H.K.) Co., Ltd

100%

Shenzhen AIV
Electronics Co., Ltd

70%

Dongguan AIV	30%	Guo Jinlin
Electronics Co., Ltd

These consolidated Financial statements have been prepared on a historical pro-forma basis.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company's functional currency is the Chinese Renminbi, however the accompanying audited consolidated financial statements have been translated and presented in United States Dollars.

AVITECH HOLDING (H.K.) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Translation Adjustment

As of December 31, 2009, 2008, and 2007, the accounts of AIVTech Holding (H.K.) Limitted, Shenzhen AIV Electronics Co., Ltd, and Dongguan AIV Electronics Co., Ltd were maintained, and its financial statements were expressed, in Chinese Yuan Renminbi (CNY). Such financial statements were translated into U.S. Dollars (USD) in accordance with the Foreign Currency Matters Topic of the FASB Accounting Standards Codification (“ASC 830”) with the CNY as the functional currency. According to the Statement, all assets and liabilities were translated at the current exchange rate, stockholders equity was translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with the Comprehensive Income Topic of the FASB Accounting Standard Codification (“ASC 220”). Transaction gains and losses are reflected in the income statement.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of AIVTech Holding (H.K.) Limited and its wholly owned subsidiary Shenzhen AIV Electronics Co., Ltd.,  and Dongguan AIV Electronics Co., Ltd, collectively referred to herein as the Company.  All intercompany transactions and accounts have been eliminated in consolidation.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

AVITECH HOLDING (H.K.) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Contingencies

Certain conditions may exist as of the date the financial statements are issued. These conditions may result in a future loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed. These was no contingent liabilities requiring a provision for losses at December 31, 2009.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

AVITECH HOLDING (H.K.) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable

Accounts receivable on a consolidated basis consist principally of amounts due from trade customers.  Credit is extended based on an evaluation of the customer’s financial condition and collateral is not generally required. Certain credit sales are made to industries that are subject to cyclical economic changes.

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its clients to make required payments are to cover potential credit losses.  Estimates are based on historical collection experience, current trends, credit policy and relationship between accounts receivable and revenues.  In determining these estimates, the Company examines historical write-offs of its receivables and reviews each client’s account to identify any specific customer collection issues.  If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payment, additional allowances might be required.  The Company’s failure to accurately estimate the losses for doubtful accounts and ensure that payments are received on a timely basis could have a material adverse effect on its business, financial condition, and results of operations.

Allowance for doubtful accounts amounted to $-0- and $-0- as of December 31, 2009 and 2008, respectively.

Property, Plant & Equipment, Net

Property, plant and equipment are recorded at cost less accumulated depreciation and include expenditures for additions and major improvements.  Maintenance and repairs are charged to operations as incurred.  Depreciation is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets.

Machinery	10 years
Office Furniture & Equipments	5 years
Motor vehicles	5 years

AVITECH HOLDING (H.K.) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

As of December 31, 2009 and 2008 Property, Plant & Equipment of consist of the following:

	December 31,	December 31,
	2009	2008
Machinery	$1,080,370	$802,416
Office Furniture & Equipments	115,148	108,261
Motor vehicles	172,835	172,835
	1,368,353	1,083,512
Accumulated depreciation	(352,783)	(206,906)
	$1,015,570	$876,606

Depreciation expense for the years ended December 31, 2009 and 2008 was $145,877 and $111,016, respectively.

Fair Value of Financial Instruments

FASB Accounting Standards Codification Topic on Fair Value Measurements and Disclosures (“ASC 820”) requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

Revenues are recognized upon shipment when title passes.  Shipping costs are included in cost of sales. The Company believes that recognizing revenue at time of shipment is appropriate because the Company’s sales policies meet the four criteria of SEC’s Staff Accounting Bulletin No. 104, which are: (i) persuasive evidence that an arrangement exists, (ii) delivery has occurred, (iii) the seller’s price to the buyer is fixed and determinable, and (iv) collectability is reasonably assured.

AVITECH HOLDING (H.K.) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company utilizes FASB Accounting Standards Codification Topic on Income Taxes (“ASC 740”), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. There were no deferred taxes at December 31, 2009.

Statement of Cash Flows

In accordance with FASB Accounting Standards Codification Topic on Statement of Cash flows (“ASC 230”), cash flows from the Company’s operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions.

The Company has a diversified customer base, mostly located in China. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

AVITECH HOLDING (H.K.) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

Recent Accounting Pronouncements

In February, 2007, FASB issued SFAS 159 ‘The Fair Value Option for Financial Assets and Financial Liabilities’ – Including an Amendment of FABS Statement No. 115.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.  This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, SFAS No 159 was superseded by the Financial Instruments Topic of FASB Accounting Standards Codification (“ASC 825”).

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”).  This Statement amends ARB 51 to establish accounting and reporting standards for the non-controlling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). SFAS No 160 was superseded by the Consolidation Topic of FASB Accounting Standards Codification (“ASC 810”) The Company adopted SFAS 160 on January 1, 2009. The adoption of this statement had no effect on the Company’s consolidated financial statements.

On May 8, 2008, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 162, The Hierarchy of Generally Accepted Accounting Principles, which will provide framework for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (GAAP) for nongovernmental entities. With the issuance of SFAS No. 162, the GAAP hierarchy for nongovernmental entities will move from auditing literature to accounting literature.  SFAS No 162 was superseded by the General Accounting Principle Topic of FASB Accounting Standards Codification (“ASC 105”).

AVITECH HOLDING (H.K.) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In June 2009, the FASB issued amended standards for determining whether to consolidate a variable interest entity. These amended standards eliminate a mandatory quantitative approach to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity in favor of a qualitatively focused analysis, and require an ongoing reassessment of whether an entity is the primary beneficiary. These amended standards are effective for us beginning in the first quarter of fiscal year 2010 and we are currently evaluating the impact that adoption will have on our consolidated financial statements.

In June 2009, the FASB issued ASC 855 (previously SFAS No. 165, Subsequent Events), which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or available to be issued. It is effective for interim and annual periods ending after June 15, 2009. There was no material impact upon the adoption of this standard on the Company’s consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, which amends ASC Topic 820, Measuring Liabilities at Fair Value, which provides additional guidance on the measurement of liabilities at fair value. These amended standards clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, we are required to use the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities, or quoted prices for similar liabilities when traded as assets. If these quoted prices are not available, we are required to use another valuation technique, such as an income approach or a market approach. These amended standards are effective for us beginning in the fourth quarter of fiscal year 2009. There was no material impact upon the adoption of this standard on the Company’s consolidated financial statements.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06 (ASU 2010-06), Fair Value Measurements and Disclosures which amends ASC Topic 820, adding new requirements for disclosures for Levels 1 and 2, separate disclosures of purchases, sales, issuances, and settlements relating to Level 3 measurements and clarification of existing fair value disclosures.  ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the requirement to provide Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010 (the Company’s fiscal year 2012); early adoption is permitted.  The Company is currently evaluating the impact of adopting ASU 2009-14 on its financial statements.

AVITECH HOLDING (H.K.) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 3 - INVENTORIES

Inventories are stated at the lower of cost or market value.  The inventories are valued using weighted average method.

	December 31,
	2009	2008
Raw materials and supplies	$1,643,204	$246,312
Work in progress	151,419	303,326
Finished goods	1,260,698	407,368
Totals	$3,055,321	$957,006

Note 6 – RELATED PARTY TRANSACTIONS

At December 31, 2009, due to related party was $29,252, which is due to a shareholder. At December 31, 2008, due from related party was $1,523, which was due from shareholder.

Notes 8 – INCOME TAXES

The Company through its subsidiary Shenzhen AIV Electronics Co., Ltd. is governed by the Income Tax Laws of the PRC. On May 18, 2006 the Company received a special economic zone tax remission for two years and a subsequent half reduction for the three subsequent years.

ASC 740, Accounting for Income Taxes (“ASC 740”), requires that deferred tax assets be evaluated for future realization and reduced by a valuation allowance to the extent we believe a portion more likely than not will not be realized. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent cumulative earnings experience and expectations of future taxable income by taxing jurisdiction, the carry-forward periods available to us for tax reporting purposes, and other relevant factors.

Effective January 1, 2007, we adopted the provisions of FASB Accounting Standards Codification Topic 740, Accounting for Uncertainty in Income Taxes.  ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. The standard prescribes a recognition and measurement method for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes.

AVITECH HOLDING (H.K.) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Notes 8 – INCOME TAXES - cont

Based on a review of our tax positions, the Company was not required to record a liability for unrecognized tax benefits as a result of adopting ASC 740 on January 1, 2007.  Further, there has been no change during the years ended December 31, 2009 and 2008.  Accordingly, we have not accrued any interest and penalties through December 31, 2009

Note 9 – COMMITMENTS

The Company leases facilities with expirations dates between March 2001 and December 2015. . Rental expense for the years ended December 31, 2009 and 2008 was $19,358 and $16,158, respectively. The Company has future minimum lease obligations as of December 31, 2009 as follows:
2010	$326,521
2011	419,011
2012	440,037
2013	446,926
2014	457,261
Thereafter	115.176
Total	$2,204,832

Note 10 - OTHER COMPREHENSIVE INCOME

Balances of related after-tax components comprising accumulated other comprehensive income, included in stockholders equity, as of December 31, 2009 and 2008 are as follows:

	Foreign Currency	Accumulated Other
	Translation	Comprehensive
	Adjustment	Income
Balance December 31, 2007	$124,751	$124,751
Changes for year ended December 31, 2008	274,298	274,298
Balance December 31, 2008	399,049	399,049
Changes for year ended December 31, 2009	(12,339	(12,339)
Balance at December 31, 2009	$386,710	$386,710

Note 11 – SUBSEQUENT EVENTS

For The Year ended December 31, 2009, the Company evaluated subsequent events for potential recognitions and disclosure through April 2010, the date of the Financial Statement issuance.

	AIVTECH HOLDING (H.K.) LIMITED		EcoChild Inc.		Subtotal		Proforms Adjustments		Proforma
	CONSOLIDATED BALANCE SHEETS		Balance Sheets						CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,	October 31,	October 31,
ASSETS	2009	2008	2009	2008			2009	2008

CURRENT ASSETS:
Cash and cash equivalents	$3,605,741	$2,443,464	$21,308	$344	$3,627,049	$2,443,808	$(21,308)	$(344)	$3,605,741	$2,443,464
Accounts receivable	2,040,088	1,662,113			2,040,088	1,662,113			2,040,088	1,662,113
Other receivable, net	42,121	41,969			42,121	41,969			42,121	41,969
Due from related party	-	1,523			-	1,523			-	1,523
Inventories	5,073,436	3,913,162			5,073,436	3,913,162			5,073,436	3,913,162
Total current assets	10,761,386	8,062,231	21,308	344	10,782,694	8,062,575	(21,308)	(344)	10,761,386	8,062,231
NON-CURRENT ASSETS					-				-
Security Deposit			350	-	350	-	(350)	-	-	-
Property, plant and equipment, net	1,015,570	876,606			1,015,570	876,606			1,015,570	876,606
TOTAL ASSETS	$11,776,956	$8,938,837	$21,658	$344	$11,798,614	$8,939,181	$(21,658)	$(344)	$11,776,956	$8,938,837
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Account payables and accrued expenses	$5,431,006	$1,980,889	$9,446	$2,567	$5,440,452	$1,983,456	$(9,446)	$(2,567)	$5,431,006	$1,980,889
Income tax payable	233,191	-			233,191	-			233,191	-
Due to shareholder	29,252	-			29,252	-	3,948,125	3,948,125	3,977,377	3,948,125
Miniority interest payable	439,264	-			439,264	-			439,264	-
Dividend payable	4,400,634	-			4,400,634	-			4,400,634	-
Total current liabilities	10,533,347	1,980,889	9,446	2,567	10,542,793	1,983,456	3,938,679	3,945,558	14,481,472	5,929,014

STOCKHOLDERS' EQUITY
Registered capital	641,916	641,916	9,625	-	651,541	641,916	(631,541)	(631,541)	20,000	10,375
Retained earnings	(132,007)	5,569,993	(22,788)	(2,223)	(154,795)	5,567,770	22,788	2,223	(132,007)	5,569,993
Additional Paid in Capital			25,375	-	25,375	-	(3,351,584)	(3,316,584)	(3,326,209)	(3,316,584)
Accumulated other comprehensive income	386,710	399,049			386,710	399,049			386,710	399,049
Statutory reserve	346,990	346,990			346,990	346,990			346,990	346,990
Total stockholders' equity	1,243,609	6,957,948	12,212	(2,223)	1,255,821	6,955,725	(3,960,337)	(3,945,902)	(2,704,516)	3,009,823
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,776,956	$8,938,837	$21,658	$344	$11,798,614	$8,939,181	$(21,658)	$(344)	$11,776,956	$8,938,837
	-	-	-	-	-	-	-	-	-	-

F-1

	AIVTECH HOLDING (H.K.) LIMITED
	CONSOLIDATED STATEMENTS OF INCOME		EcoChild Inc.		Subtotal		Proforms Adjustments		Proforma
	AND COMPREHENSIVE INCOME		Balance Sheets						CONSOLIDATED BALANCE SHEETS
	Year Ended December 31,		October 31,	October 31,
	2009	2008	2009	2008			2009	2008

Sales, net	$38,469,185	$20,748,580	9850	0	38,479,035	20,748,580	-9850	0	38,469,185	20,748,580
Cost of sales	28,064,339	15,139,447	6800		28,071,139	15,139,447	-6800		28,064,339	15,139,447
Gross profit	10,404,846	5,609,133	3050	0	10,407,896	5,609,133	-3050		10,404,846	5,609,133

Operating income/(expenses)
Selling, general and admisistrative expenses	2,078,011	1,712,783	23615	2223	2,101,626	1,715,006	-23615	-2223	2,078,011	1,712,783

Income from Operations	8,326,835	3,896,350	-20,565	-2,223	8,306,270	3,894,127	20,565	2,223	8,326,835	3,896,350

Other income/(expenses)
Interest income	9,834	5,826			9,834	5,826			9,834	5,826
Non operating expenses	0	-6,016			0	-6,016			0	-6,016
Finance costs	-30,079	0			-30,079	0			-30,079	0
Profit before income tax	8,306,590	3,896,160	-20,565	-2,223	8,316,104	3,887,921	20,565	2,223	8,306,590	3,896,160

Income taxes	-830,659	-	0	0					-830,659

Net income	$7,475,931	$3,896,160	-20,565	-2,223	8,316,104	3,887,921	20,565	2,223	7,475,931	3,896,160

Comprehensive income
Net Income	$7,475,931	$3,896,160	-20565	-2223	8,316,104	3,887,921	20,565	2,223	7,475,931	3,896,160
Other Comprehensive Income
Foreign currency translation adjustment	-12,339	274,298							-12,339	274,298
Total comprehensive income	$7,463,592	$4,170,458	-20,565	-2,223	8,316,104	3,887,921	20,565	2,223	7,463,592	4,170,458

F-2

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – BASIS OF PRESENTATION

In May, 2010, AIVTECH Holding (H.K.) Limited (the “Company”) entered into a Share Exchange Agreement  with Ecochild, Inc (Ecochild), whereby Ecochild acquired 100% of the issued and outstanding capital stock of the Company in exchange for 10,375,000 shares of the common stock of Ecochild at $.005, and pay cash of $3,948125, within 12 months. In addition, within six months, the major shareholder of Ecochild agrees to transfer 3,009,000 to the two shareholders of the Company. As a result of the reverse acquisition, the Company became Ecochild's wholly-owned subsidiary and the former shareholders of the Company became controlling stockholders of Ecochild.  The share exchange transaction with Ecochild was treated as a reverse acquisition, with the Company as the accounting acquirer and Ecochild as the acquired party.

Consequently, the assets and liabilities and the historical operations that will be reflected in the consolidated financial statements for periods prior to the Share Exchange Agreement will be those of the Company and will be recorded at the historical cost basis.  After the completion of the Share Exchange Agreement, the Company’s consolidated financial statements will include the assets and liabilities of the Company and Ecochild, the historical operations of the Company and the operations of Sunnyside from the closing date of the Share Exchange Agreement.

These pro forma consolidated financial statements are prepared assuming the above transaction occurred on December 31, 2008 (as to the balance sheet) and on January 1, 2008 (as to the income statements).

Audited financial statements of the Company and Ecochild have been used in the preparation of these pro forma consolidated financial statements. These pro forma consolidated financial statements should be read in conjunction with the historical financial statements of Ecochild and the Company.

Note 2 – PRO FORMA ADJUSTMENTS

Proforma Adjustments			Proforma Adjustments
31-Dec-09			31-Dec-08

Accounts Payable	9,446		Accounts Payable	2,567
Cash		21,308	Cash		344
Security Deposits		350	Security Deposits	0
Additional Paid in Capital	35,000		Additional Paid in Capital	0
Retained Earnings		22,788	Retained Earnings		2,223
Eliminate Shells Equity Accounts (a)			Eliminate Shells Equity Accounts

Capital Stock	641916		Capital Stock	641,916
Additional Paid in Capital		641916	Additional Paid in Capital		641,916
Eliminate AIVTECH (b)			Eliminate Sino-Bon Capital

Additional Paid in Capital	51,875		Additional Paid in Capital	51,875
Additional Paid in Capital		41500			41500
Capital Stock		10,375	Capital Stock		10,375
Record Merger shares issued©			Record Merger shares issued

Additional Paid in Capital	3,948,125		Additional Paid in Capital	3,948,125
Due to Shareholders		3,948,125	Due to Shareholders		3,948,125
record additional cash due

	4,686,362	4,686,362		4,644,483	4,644,483

F-3

2,814,935 Common Shares

AIVTECH INTERNATIONAL GROUP CO.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until ___________, 2011, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is:          , 2011

PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item. 13 Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$1,015.54
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$1,000
Accounting fees and expenses	$20,000
Legal fees and expense	$35,000
Blue Sky fees and expenses	$0
Miscellaneous	$2,000
Total	$59,015.54

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item. 14 Indemnification Of Directors And Officers.

Nevada Revised Statute 78.037 permits a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages relating to breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Nevada Revised Statute 78.300.

Nevada Revised Statutes 78.7502 provides as follows with respect to indemnification of directors, officers, employees and agents:

(a)
We may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)
We may indemnify any person who was or is a party or is threatened to be made a party to any action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest.  We may not indemnify him for any claim, issue or matter as to which he has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)
To the extent that our director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, we are required to indemnify him against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation and Bylaws provide for elimination of any liability of our directors and officers and indemnity of our directors and officers to the fullest extent permitted by Nevada law.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act of 1933.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item. 15 Recent Sales Of Unregistered Securities.

In connection with the private placement that closed on December 29, 2010, we issued an aggregate of (a) 2,513,334 shares of common stock, and (b) five-year Investor Warrants to purchase up to 251,334 shares of common stock at an exercise price of $4.00 per share to the Investors, for aggregate gross proceeds of $7,540,000. Such securities were not registered under the Securities Act. The issuance of these securities was exempt from registration under Rule 506 of Regulation D and/or Regulation S promulgated under the Securities Act of 1933, as amended. We made this determination based on the representations of Investors, which included, in pertinent part, that such shareholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

In connection with the abovementioned private placement, we paid the placement agent a fee of $150,800 and issued to it five-year Placement Agent Warrants to purchase a total of 50,267 shares of common stock at an exercise price of $4.00 per share. Such securities were not registered under the Securities Act. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act. We made this determination based on the representations of the placement agent, which included, in pertinent part, that the placement agent was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that the placement agent was acquiring our common stock for investment purposes for its own account and not as a  nomines or agens, and not with a view to the resale or distribution thereof, and that the placement agent understood that the our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Pursuant to the share exchange agreement, on May 12, 2010, we issued an aggregate of 10,375,000 shares of common stock to the AIVtech-HK shareholders, their designees or assigns, in exchange for 100% of the outstanding shares of AIVtech-HK.  Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On July 31, 2009, we issued an aggregate of 3,625,000 shares of common stock at a price of $0.008 per share to 29 non-U.S. investors in a private placement raising aggregate proceeds of $29,000. Such securities were not registered under the Securities Act.  These securities qualified for exemption under Regulation S of the Securities Act since the issuance securities by us did not involve a public offering. We made this determination based on the representations of the investors, which included, in pertinent part, that such shareholders were not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On April 21, 2009, we issued an aggregate of 6,000,000 shares of common stock at a price of $0.001 per share to Galina Birca and Vladimir Enachi, both of whom were our then directors, in a private placement raising aggregate proceeds of $6,000. Such securities were not registered under the Securities Act.  These securities qualified for exemption under Regulation S of the Securities Act since the issuance securities by us did not involve a public offering. We made this determination based on the representations of the investors, which included, in pertinent part, that such shareholders were not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits And Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
2.1	Share Exchange Agreement between AIVtech and AIVtech-HK, dated May 12, 2010. *
3.1	Certificate of Incorporation of AIVtech International Group Co., dated December 18, 2007. *
3.2	Amendment to Certificate of Incorporation, dated May 21, 2010. *
3.3	Amended and Restated By-Laws of AIVtech International Group Co. dated September 10, 2010.*
4.1	Form of Warrant *
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Subscription Agreement by and between AIVtech International Group Co. and certain investors dated December 29, 2010. *
10.2	Director Agreement with James C. Hansel dated August 23, 2010. *
10.3	Share Transfer Agreement between Jinlin Guo, Lanbin Ding and AIVtech-HK, dated March 30, 2010.
10.4	Purchase Order by and between Shenzhen Huike Audio Co., Ltd. and Dongguan AIVtech Co., Ltd. dated March 17, 2010.
10.5	Purchase Order by and between Shenzhen YuanMao Electronic Hardware Co., Ltd. and Dongguan AIVtech Co., Ltd. dated March 24, 2010.
10.6	Purchase Order by and between Dongguan AIVtech Co., Ltd. and DaKang Holding Co., Ltd. dated December 30, 2010.
10.7	Purchase Order by and between Shenzhen AIVtech Co., Ltd. and ChaoYa Furniture Co., Ltd. dated December 21, 2010.
10.8	Purchase Order by and between Dongguan AIVtech Co., Ltd. and Guangdong Guanghong Export & Import Co., Ltd. dated December 11, 2010.
14.1	Code of Ethics and Business Conduct.
21.1	List of Subsidiaries.
23.1	Consent of Acquavella, Chiarelli, Shuster, Berkower & Co., LLP.
23.2	Consent of Counsel, as in Exhibit 5.1.
24.1	Power of Attorney (filed herewith on signature page).
99.1	Audit Committee Charter.
99.2	Compensation Committee Charter.
99.3	Nominating Committee Charter.

* Previously filed

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

              (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       i.       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
_5
              (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (5)      Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

               (6)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

        i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

        ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        iv.     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, People’s Republic of China, on the 28th day of January, 2011.

AIVTECH INTERNATIONAL GROUP CO.

By:	/s/ Jinlin Guo
Jinlin Guo
President, Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

January 28, 2011	By:	/s/ Jinlin Guo
Jinlin Guo
President, Chief Executive Officer and Chairman of the Board of Directors

January 28, 2011	By:	/s/ Yilin Shi
Yilin Shi
Chief Financial Officer and Director

January 28, 2011	By:	/s/ Teli Liao
Teli Liao
Secretary

January 28, 2011	By:	/s/ Jian Wang
Jian Wang
Independent Director

January 28, 2011	By:	/s/ Wenbing Wu
Wenbing Wu
Independent Director

January 28, 2011	By:	/s/ James C. Hansel
James C. Hansel
Independent Director